As Filed with the Securities and Exchange Commission on January 21, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AIRGATE PCS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4813	58-2422929
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Harris Tower

233 Peachtree Street NE, Suite 1700
Atlanta, GA 30303
(404) 525-7272
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

ROY HADLEY
Vice President, General Counsel and
Corporate Secretary
AirGate PCS, Inc.
Harris Tower
233 Peachtree Street NE, Suite 1700
Atlanta, GA 30303
(404) 525-7272
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)	Copies to: ELIZABETH NOE Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street, Suite 2400 Atlanta, GA 30308 (404) 815-2400

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Each Class	Amount	Offering Price per	Maximum Aggregate	Amount of
of Securities to be Registerd	to be Registered	Security(1)	Offering Price	Registration Fee

First Priority Senior Secured Floating Rate Notes due 2011	$175,000,000	100%	$175,000,000	$20,597.50

Guarantees(2)	—	—	—	—

(1)	Determined pursuant to Rule 457(f) under the Securities Act solely for purposes of calculating the registration fee.

(2)	The First Priority Senior Secured Floating Rate Notes due 2011 (the “Notes”) are guaranteed by the Additional Registrants on a senior basis. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n) under the Securities Act, no filing fee is required.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date, as the Commission, acting pursuant to said Section 8(a), may determine.

AIRGATE PCS, INC.

TABLE OF ADDITIONAL REGISTRANTS

		Primary Standard
	State of	Industrial
	Incorporation/	Classification	IRS Employer
Name	Formation	Code Number	Identification No.

AGW Leasing Company, Inc.	DE	4813	58-2441171
AirGate Network Services, LLC	DE	4813	58-2573528
AirGate Service Company, Inc.	DE	4813	30-0092609

      The address, including zip code and telephone number, including area code, of the principal offices of the additional registrants listed above is: Harris Tower, 233 Peachtree Street NE, Suite 1700, Atlanta, GA 30303 and the telephone number at that address is (404) 525-7272.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 21, 2005

Prospectus

$175,000,000

Offer to Exchange

First Priority Senior Secured Floating Rate Notes due 2011,
which have been registered under the Securities Act of 1933, for any and all outstanding
First Priority Senior Secured Floating Rate Notes due 2011,
which have not been registered under the Securities Act of 1933,

of

AirGate PCS, Inc.

•	We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

•	This exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

      The notes will rank equally in right of payment with all of our existing and future senior debt and senior in right of payment to all of our existing and future subordinated debt, including our 9 3/8% Senior Subordinated Notes due 2009. The guarantees will be senior secured obligations of the guarantors and will rank equally in right of payment to their existing and future senior obligations and senior in right of payment to their existing and future subordinated obligations, including their guarantees of our 9 3/8% Senior Subordinated Notes due 2009. The notes will be secured on a first priority basis by liens on substantially all of our and our restricted subsidiaries’ assets.

      See “Risk Factors” beginning on page 14 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

INCORPORATION BY REFERENCE

      We are “incorporating by reference” important business, financial and other information about us into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC, that is not delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2004; and

•	Our Current Report on Form 8-K filed on December 23, 2004.

      We also incorporate by reference any future filings made with the SEC (excluding those filings made under items 2.02, 3.02, 5.01, 7.01 and 9.01(b)(1) of Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before termination of this offering.

      We will provide each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered in this prospectus. We will provide this information by first class mail at no cost upon written or oral request addressed to AirGate PCS, Inc., Attn: Investor Relations, Harris Tower, 233 Peachtree Street, N.E., Suite 1700, Atlanta, GA 30303; telephone number (404) 525-7272.

      To obtain timely delivery of any information requested from us, you must request this information no later than                     , 2005, which is five business days before this exchange offer expires.

i

SUMMARY

      This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 14 of this prospectus and the financial statements and notes to these statements contained or incorporated by reference in this prospectus. Unless the context otherwise requires, the use of “we,” “us,” “our” and “the Company” refer to AirGate PCS, Inc. and its consolidated subsidiaries. AirGate has three wholly-owned, restricted subsidiaries, AGW Leasing Company, Inc., AirGate Network Services, LLC and AirGate Service Company, Inc. “Sprint PCS” refers to Sprint Communications Company, L.P., Sprint Spectrum L.P. and WirelessCo, L.P. We refer to Sprint Corporation and its affiliates, including Sprint PCS, as “Sprint”. A “Sprint PCS affiliate” is an entity, such as us, whose sole or predominant business is operating (directly or through one or more subsidiaries) a wireless communications service business pursuant to affiliation or management agreements with Sprint.

Our Company

      We are a network partner of Sprint PCS, the personal communications services (commonly known as PCS) division of Sprint Corporation, and have the right to provide wireless communications services under the Sprint® and Sprint PCS® brand names in our licensed territory, which includes most of the state of South Carolina, parts of North Carolina, and the eastern Georgia cities of Augusta and Savannah. We launched Sprint PCS products and services in our first market in January 2000 and currently operate in 21 basic trading areas (“BTAs”) assigned to us under our affiliation agreements with Sprint PCS. We offer national calling plans designed by Sprint PCS, as well as local calling plans tailored to our markets. We market Sprint PCS products and services through a number of distribution outlets, including our own retail stores, major national distributors such as RadioShack and Best Buy and local third party distributors. As of September 30, 2004, our licensed territory had a total population, which we refer to as “POPs,” of 7.4 million residents, of which our network covered 6.1 million residents, which we refer to as “covered POPs,” resulting in approximately 83% covered POPs. As of September 30, 2004, we had 384,537 subscribers.

      Sprint PCS, along with its network partners, operates a 100% digital, 100% PCS, nationwide wireless network in the United States, with licenses to provide services to an area consisting of approximately 280 million POPs. We own and are responsible for building, operating and managing the portion of the nationwide PCS network of Sprint PCS located in our licensed territory. Our PCS network is designed to offer a seamless connection with the nationwide wireless network of Sprint PCS. Like Sprint PCS and other Sprint PCS affiliates, we utilize code division multiple access (“CDMA”) technology. We have CDMA one times radio transmission technology (“1xRTT”) capability on all of the cell sites within our network.

Merger Agreement with Alamosa Holdings, Inc.

      On December 7, 2004, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alamosa Holdings, Inc. (“Alamosa”) and A-Co. Merger Sub, Inc., a direct wholly-owned subsidiary of Alamosa (“Merger Sub”). Pursuant to the Merger Agreement, we will merge (the “Merger”) with and into Merger Sub with Merger Sub surviving. After the Merger, we will be a subsidiary of Alamosa. Under the terms of the Merger Agreement, our shareholders will receive 2.87 Alamosa shares for every share of AirGate common stock they hold. In addition, Company shareholders will have the option to elect cash consideration in place of Alamosa stock, up to an aggregate amount of $100 million, with the per share cash consideration (the “Per Share Cash Consideration”) based on the average closing price of Alamosa stock in the ten trading days prior to the completion of the transaction multiplied by 2.87 (the “Per Share Amount”). The Per Share Cash Consideration is subject to proration to ensure that Alamosa exchanges no more than $100 million in aggregate cash consideration.

      The completion of the Merger is subject to various customary closing conditions, including obtaining the approval of our and Alamosa’s stockholders and the consent of Sprint PCS. We expect to consummate the Merger in the first quarter of 2005. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Merger Agreement with Alamosa Holdings, Inc.” which is incorporated herein by reference from our Form 10-K for the year ended September 30, 2004.

      We have commenced a consent solicitation to obtain the consent of holders of our First Priority Senior Secured Floating Rate Notes due 2011 to amend the definition of “change of control” in the indenture governing those notes to exclude our merger with Alamosa, and thus eliminate the requirement that the Company make a repurchase offer for the First Priority Senior Secured Floating Rate Notes due 2011 upon completion of the merger.

Competitive Strengths

Strategic Affiliation with Sprint PCS

      We believe that our strategic relationship with Sprint PCS provides us with significant competitive advantages and with a platform for growth. In particular, we are able to offer high quality, nationally branded wireless services to our network subscribers. We benefit from our Sprint PCS affiliation in the following ways:

      Use of the Sprint PCS brand in our territory. We have the right to use the Sprint PCS® brand name in our licensed territory to market our products and services. We benefit from Sprint PCS’ national advertising campaigns, as well as Sprint’s sponsorship of numerous national and regional events that provide additional exposure to the brand and increase product awareness.

      Seamless national network partnership. We have the right to provide Sprint PCS service within our network coverage area. Our product offering is centered on Sprint PCS’ national 100% digital network, which allows us to offer attractive national services plans to potential subscribers within our region. We also receive significant roaming traffic from Sprint PCS’ subscribers when they travel in our territory.

      Scale benefits usually associated with a national carrier. Our partnership with Sprint PCS allows us to offer competitive wireless voice and data services at a lower cost and with fewer capital requirements than would otherwise be possible as a regional carrier. Sprint PCS provides billing, collections, customer care and other back-office support services to over 22 million wireless customers. This scale of service enables Sprint to provide these services to us at a lower cost per customer than if we were to provide them ourselves. Sprint PCS’ purchasing leverage allows us to acquire the newest handsets and network equipment at a lower cost than we could without our affiliation with Sprint PCS. We also benefit from Sprint’s negotiated interconnection agreements with local exchange carriers, resulting in lower operating costs. Furthermore, Sprint PCS has roaming agreements with other wireless operators and wireless resellers, such as Virgin Mobile, Qwest Communications and AT&T, which enable us to receive additional revenue when subscribers of those operators, and additional resellers that have agreements with Sprint PCS, use our network. We also market our products and services through Sprint PCS’ existing relationships with major national retailers including RadioShack and Best Buy.

      Advanced technology and product development. We believe that the CDMA technology used across the Sprint PCS nationwide network offers significant advantages when compared with other wireless technologies. These advantages include greater volume capacity, higher voice quality and access to advanced features, such as Sprint PCS’ suite of PCS Vision wireless data products. We also have access to a wide array of handsets that feature the latest technologies, such as embedded cameras, color screens and wireless data capabilities.

Attractive Markets

      We operate in attractive markets with high population densities and favorable roaming characteristics. Our markets are adjacent to major, growing metropolitan areas such as Atlanta, Charlotte and Raleigh. This concentration within our markets allows us to advertise and market to existing and potential subscribers in a cost effective manner. Additionally, the high population densities of our markets enable a higher return on the investment we make in our network. Our markets cover several major tourist destinations, including a number of beach and golf destinations, a number of military bases and over 100 colleges, universities and technical schools. Along with the major highways in our markets, these factors have resulted in a significant amount of roaming traffic that we receive from other wireless subscribers using our network.

State of the Art 3G Wireless Network

      We have invested a substantial amount of capital in our CDMA network and 1xRTT network overlay. Our network allows us to provide exceptional call quality and wireless data services within our coverage area while retaining ample network capacity for future growth.

Business Strategy

      We believe that with our strategic relationship with Sprint PCS and our state of the art third-generation wireless network, we are well positioned for continued growth within our markets. Key aspects of our growth strategy include the following:

Expand Our Distribution Network

      We believe a robust distribution network is important to driving subscriber growth. Therefore, we plan to replace many of our older Company-owned stores with larger ones in better locations. In addition, we anticipate signing agreements with exclusive third-party dealers to open and operate approximately 50 to 75 Sprint-branded stores within our markets. These new stores will ensure that we have the retail presence in each of our key markets to drive subscriber growth. We also intend to improve the customer experience at our stores through introducing new technologies and capabilities, such as touch-screen computers that will help efficiently educate customers on our products and services.

Continue to Invest in Our Network

      While we already operate a state-of-the-art network, we will continue to invest strategically in our network in order to expand its breadth and capabilities in the future. We plan to add 250 to 300 cell sites over the next four years. This will add capacity to some existing areas, allowing us to continue to increase penetration and introduce new technologies in select areas, as well as expand network coverage to new areas, and therefore increase our marketing area.

Leverage Our 3G Network Platform and Introduce New Product Offerings

      We seek to capitalize on the investment in our network and the Sprint PCS nationwide network. Sprint PCS is a leading national wireless carrier offering third generation (“3G”) technology-based services (which Sprint PCS and Sprint PCS affiliates brand as “PCS Vision”) across its nationwide footprint. PCS Vision allows our subscribers to use their PCS Vision-enabled devices to check e-mail, take, send and receive pictures, play games with full-color graphics and polyphonic sounds, and browse the internet. We believe these services are important to attract and retain subscribers, particularly those with prime credit ratings, and to maintain higher average revenue per user, or ARPU.

Focus on Initiatives to Reduce Churn

      We believe that focused efforts on the customer experience and the quality of the services provided to our customers are critical to retaining subscribers. We offer incentives to attract new customers and induce existing customers to renew their contracts, such as offering discounts on the purchase of new handsets. Using incentives such as this, we seek to maximize the number of subscribers under two-year contracts.

Recent Developments

      On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that their boards of directors unanimously approved a definitive agreement for a merger of equals. Nextel Communications currently operates a wireless mobility communications network in certain territories in which the Company also provides digital wireless mobility communications network services under the Sprint or affiliated brands.

      Assuming that no changes are effected with respect to Sprint’s agreements with us, it is possible that Sprint could be in violation of the exclusivity provisions of our agreements with Sprint upon completion of the Sprint-Nextel transaction.

      Sprint’s agreements with us provide for specific remedies in the event of a material violation by Sprint of such agreements. No determination has been made as to the impact such remedies would have on the Company or whether any such remedy would be more or less favorable to us than are our existing arrangements with Sprint or any renegotiated arrangements with Sprint.

      We are committed to working with Sprint to reach mutually agreeable arrangements with respect to these matters. However, there can be no assurance that the Company and Sprint will be able to reach mutually acceptable arrangements or as to the terms of any such arrangements or the likely impact on the Company of any such arrangements.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange up to $175,000,000 aggregate principal amount of our new First Priority Senior Secured Floating Rate Notes due 2011, for up to $175,000,000 aggregate principal amount of our original First Priority Senior Secured Floating Rate Notes due 2011 which are currently outstanding. Original notes may only be exchanged in $1,000 principal increments. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

Resales Without Further Registration	We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 (the “Securities Act”) provided that:

• you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and

• you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 90 days after the date of this prospectus for use in connection with any such resale. See “Plan of Distribution.”

Expiration Date	5:00 p.m., New York City time, on , 2005, unless we extend the exchange offer.

Accrued Interest on the New Notes and Original Notes	The new notes will bear interest from October 25, 2004 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See “The Exchange Offer — Conditions.”

Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.

Special Procedures for Beneficial Holders	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:

• your original notes are not immediately available; or

• time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

• you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.

Material United States Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:

• no gain or loss will be realized by a United States holder upon receipt of a new note;

• holder’s holding period for the new notes will include the holding period of the original notes; and

• the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

See “Material United States Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as exchange agent in connection with the Exchange Offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to The Bank of New York Trust Company, N.A., Corporate Trust Operations, Reorganization Unit, Attn: Mr. William Buckley. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number (212)-815-5788 or facsimile number (212)-298-1915.

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

SUMMARY OF TERMS OF NEW NOTES

      The exchange offer constitutes an offer to exchange up to $175.0 million aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of AirGate evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture and supplemental indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See “Description of Notes.”

COMPARISON WITH ORIGINAL NOTES

Freely Transferable	The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The new notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the original notes, with the exception that the new notes will be registered under the Securities Act. See “The Exchange Offer — Terms of the Exchange Offer.”

Registration Rights	The holders of the original notes currently are entitled to certain registration rights pursuant to the Registration Rights Agreement, dated as of October 25, 2004, by and among AirGate, the subsidiaries named therein and the initial purchasers named therein. Generally, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer may not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

TERMS OF NEW NOTES

Issuer	AirGate PCS, Inc.

Notes Offered	$175,000,000 aggregate principal amount of senior secured floating rate notes due 2011.

The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:

• the new notes will bear a different CUSIP number from the original notes;

• the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

• you will not be entitled to any exchange or registration rights with respect to the new notes.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture and the supplemental indenture governing the original notes and will be treated under the indenture and the supplemental indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.

Maturity Date	October 15, 2011.

Interest	Interest on the new notes will accrue at a floating rate, reset quarterly, equal to LIBOR (as defined) plus 3.75% per year, payable quarterly in cash in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2005.

Guarantees	Each of our subsidiaries will jointly, severally and unconditionally guarantee the new notes. The new notes will be guaranteed on a senior secured basis. If we create or acquire a new domestic subsidiary, then that subsidiary will guarantee the new notes on a senior secured basis, unless we designate the subsidiary as an “unrestricted subsidiary” under the indenture governing the notes.

Security	The original notes are, and the new notes will be, secured by first priority liens, subject to certain permitted liens, on the collateral, which consists of substantially all of our and the guarantors’ existing and after-acquired assets, with certain exceptions. Under certain circumstances, the indenture and the security documents relating to the notes permit us to incur up to an additional $50 million of debt, including additional notes, and other obligations that may also be secured by liens on the collateral that are pari passu with the first priority liens securing the notes. No appraisals of any collateral have been prepared by us or on our behalf in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the indenture. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the notes and any other indebtedness secured on a pari passu basis. See “Risk Factors — Risks Related to the Notes and the Offering — Proceeds from any sale of the collateral upon foreclosure may be insufficient to repay the notes in full.” You should read “Description of the Notes — Security” for a more complete description of the security granted to the holders of the notes.

Ranking	The original notes and the related guarantees are, and the new notes and the related guarantees will, constitute senior debt. As such, the original notes and related guarantees do, and the new notes will rank equally in right of payment with all of our and the guarantors’ existing and future senior debt and senior in right of payment to all of our and the guarantors’ existing and future subordinated debt, including our 9 3/8% Notes and the related guarantees.

As of September 30, 2004, after giving effect to the offering of the original notes and the application of the proceeds therefrom, we would have had approximately $334.0 million of debt outstanding, of which $159.0 million would have effectively ranked junior to the notes to the extent of the assets securing such debt.

Optional Redemption	On or after October 15, 2006, we may redeem some or all of the notes at any time at the redemption prices described under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest. In addition, at any time prior to October 15, 2006, we may also redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at the redemption price specified under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest.

We have commenced a consent solicitation to obtain the consent of holders of the notes to amend the definition of “change of control” in the indenture governing the notes to exclude our merger with Alamosa and thus eliminate the requirement that we make a repurchase offer for the notes upon completion of the merger. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales or Events of Loss	If we sell certain assets or experience certain events of loss and do not reinvest the net proceeds in compliance with the indenture, we must offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest.

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends on our capital stock or repurchase our capital stock;

• make investments or certain other restricted payments;

• create liens;

• enter into sale and leaseback transactions;

• merge, consolidate or transfer or dispose of substantially all of our assets;

• engage in transactions with affiliates; and

• sell certain assets or merge with or into other companies.

Trading	We do not intend to list the notes on any securities exchange.

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended September 30,

2004		2003		2002		2001		2000

—	(1)	—	(1)	—	(1)	—	(1)	—	(1)

(1)	Earnings (prior to discontinued operations) were inadequate to cover fixed charges for the years ended September 30, 2000, 2001, 2002, 2003 and 2004 by approximately $86.4 million, $112.2 million, $92.7 million, $40.0 million and $7.8 million, respectively. “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and 25% (the proportion deemed representative of the interest factor) of operating lease expense. “Earnings” consist of consolidated loss from continuing operations before income taxes and fixed charges.

      You should refer to the section entitled “Risk Factors” for an explanation of certain risks of investing in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

      Our summary historical consolidated financial information presented below is derived from our audited consolidated financial statements as of and for the years ended September 30, 2002, 2003 and 2004.

      The data set forth below should be read in conjunction with financial statements and accompanying notes incorporated by reference in this prospectus. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended September 30, 2004, as well as the section of our Annual Report on Form  10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which is incorporated herein by reference.

	For the Years Ended September 30,

	2002	2003	2004

	(In thousands, except subscriber data)
Statement of Operations Data:
Revenues:
Service revenue	$226,504	$251,481	$254,488
Roaming revenue	74,013	68,222	69,708
Equipment revenue	13,027	11,645	12,912

Total revenues	313,544	331,348	337,108
Operating expenses:
Cost of services and roaming (exclusive of depreciation and amortization as shown separately below)(1)	204,153	187,365	161,430
Cost of equipment	27,778	21,522	29,109
Selling and marketing	79,099	51,769	50,859
General and administrative	18,143	23,347	22,430
Depreciation and amortization	40,764	46,494	47,829
Loss on disposal of property and equipment	1,074	518	48

Total operating expenses	371,011	331,015	311,705

Operating income (loss)	(57,467)	333	25,403
Interest income	161	187	747
Interest expense	(35,474)	(42,706)	(36,285)

Loss from continuing operations before income tax	(92,780)	(42,186)	(10,135)
Income tax	—	—	—

Loss from continuing operations	(92,780)	(42,186)	(10,135)
Discontinued operations:
Loss from discontinued operations (net of $28,761 income tax benefit for 2002)(2)	(903,837)	(42,571)	—
Gain on disposal of discontinued operations (net of $0 income tax expense)(3)	—	—	184,115

Net income (loss)	$(996,617)	$(84,757)	$173,980

Other Financial Data:
Statement of cash flow data:
Cash provided by (used in) operating activities	(25,534)	50,181	(405)
Cash used in investing activities	(46,321)	(16,023)	(14,083)
Cash provided by (used in) financing activities	62,452	15,033	(26,137)

As of September 30, 2004

(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$13,453
Short-term investment securities	55,000
Property and equipment, net	144,324
Total assets	266,647
Long-term debt	248,396
Stockholders’ deficit	(80,292)

(1)	During the year ended September 30, 2004, we recorded an adjustment to reduce cost of service and roaming by approximately $11.7 million related to the settlement of previously disputed charges with Sprint. For further discussion of this and other settlements with Sprint, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” which is incorporated herein by reference from our Form 10-K for the year ended September 30, 2004.

(2)	Loss from discontinued operations represents the net losses incurred by iPCS from November 30, 2001 through February 23, 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — iPCS” which is incorporated herein by reference from our Form 10-K for the year ended September 30, 2004.

(3)	Gain on disposal of discontinued operations represents the gain recognized upon the disposal of iPCS. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — iPCS” which is incorporated herein by reference from our Form 10-K for the year ended September 30, 2004.

RISK FACTORS

      You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus, prior to making a decision to exchange the original notes for the new notes in the notes.

Risks Related to Our Business, Strategy and Operations

A number of factors outside our control may adversely affect our operating results.

      Our business plan and estimated future operating results are based on estimates of key operating metrics, including:

•	subscriber growth;

•	subscriber churn;

•	capital expenditures;

•	ARPU;

•	losses on sales of handsets and other subscriber acquisition costs; and

•	other operating costs.

      The following factors, over which we have no control, have created a level of uncertainty that may affect these key operating metrics in a manner we cannot foresee:

•	the rapidly changing nature of the wireless market;

•	current economic conditions;

•	the potential impact of continued marketing of wholesale capacity to mobile virtual network operators (“MVNO’s”);

•	potential problems in our relationship with Sprint that may arise from time to time;

•	wireless consolidations that may create competitors with greater market power;

•	increased competition in the wireless telecommunications industry;

•	new service offerings of increasingly large bundles of minutes of use at lower prices by wireless carriers; and

•	other issues facing the wireless telecommunications industry in general.

      If we are unable to accurately estimate our key operating metrics, we may not utilize our resources appropriately which may result in lower revenues and increased expenses. For example, if we overestimate subscriber growth, we may budget our spending levels beyond what our actual results will support.

Our revenues may be less than we anticipate which could materially affect our liquidity, financial condition and results of operations.

      Revenue growth is primarily dependent on:

•	the size of our subscriber base;

•	average monthly revenues per user; and

•	roaming revenue.

      In addition, subscriber growth in fiscal 2004 has been slower than in prior years. We believe slower growth is due in large part to:

•	a decrease in distribution points for our products and services, as well as lower productivity of our existing distribution points;

•	increased competition;

•	declining rates of wireless subscriber growth in general;

•	increased deposit requirements for some segments of sub-prime credit subscribers; and

•	current economic conditions.

      We have seen a continuation of competitive pressures in the wireless telecommunications market causing carriers to offer plans with increasingly large bundles of minutes of use at lower prices which may compete with the calling plans we offer, including the Sprint calling plans we support. It is possible that subscriber growth will be less than we project and that average revenue per user will be lower than we project. Increased price competition may lead to lower average monthly revenues per user than we anticipate. See “Risks Related to Our Relationship with Sprint.” In addition, beginning in January 2007, Sprint’s reciprocal roaming rate may decrease which could reduce our roaming revenue if not offset by an increase in minutes of use. If our revenues are less than we anticipate, it could materially adversely affect our liquidity, financial condition and results of operations. We estimate for fiscal 2005, that every $1 reduction in monthly ARPU will decrease our annual operating income by approximately $5 million.

Our actual operating costs may be higher than we anticipate.

      Changes in our operating environment, including changes as a result of government regulation, may require us to spend more than we anticipate. For example, increased competition may lead to higher promotional costs, losses on sales of handset and other costs to acquire subscribers. Further, as described below under “Risks Related to Our Relationship With Sprint,” a substantial portion of costs of service and roaming are attributable to fees and charges we pay Sprint for billing and collections, customer care and other back-office support. Our ability to manage costs charged by or through Sprint after December 31, 2006 is limited. If our costs are more than we anticipate, the actual amount of funds needed to implement our strategy and business plan may exceed our estimates, which could have a material adverse affect on our liquidity, financial condition and results of operations. We estimate for fiscal year 2005, for every 1% that aggregate Sprint fees exceed our current expectations, our annual operating income will decrease by approximately $400,000.

We may continue to experience a high rate of churn, which could result in a reduction in our revenues and an increase in our operating expenses.

      The wireless personal communications services industry in general, and Sprint and its network partners in particular, have experienced a higher rate of subscriber turnover, commonly known as churn, as compared to cellular industry averages. Furthermore, due to significant competition in our industry and general economic conditions, among other things, churn may increase and our future rate of subscriber turnover may be higher than projected or higher than our historical rate. Factors that may contribute to higher churn include:

•	the pricing and attractiveness of our competitors’ products and services;

•	wireless local number portability;

•	quality of customer service;

•	network performance and coverage relative to our competitors;

•	inability or unwillingness of subscribers to pay their bills which results in involuntary deactivations;

•	subscriber mix and credit class, particularly sub-prime credit subscribers;

•	changes in Sprint’s billing systems, collections systems and/or customer care; and

•	any future changes by us in the products and services we offer.

      A high rate of subscriber turnover could adversely affect our competitive position, and result in an increase in our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by subscribers. We estimate for fiscal year 2005, that a 0.1% increase in monthly churn will decrease our annual operating income by approximately $200,000.

Wireless local number portability requirements may increase churn, lower revenues and result in higher subscriber acquisition and retention costs.

      Since November 24, 2003, all covered commercial mobile radio services providers (“CMRS”), including us, are required to allow customers in the 100 largest metropolitan statistical areas to retain their existing telephone numbers when switching from one telecommunications carrier to another. These rules are generally referred to as a wireless local number portability (“WLNP”). As of May 24, 2004, Federal Communications Commission (“FCC”) regulations require that such CMRS providers must have implemented WLNP outside the 100 largest metropolitan statistical areas in the United States as well. In the future, WLNP could lead to increased churn as our customers switch carriers, lower revenues and increased subscriber acquisition and retention costs.

Our allowance for doubtful accounts may not be sufficient to cover uncollectible accounts.

      On an ongoing basis, we estimate the amount of subscriber receivables that we will not collect to reflect the expected loss on such accounts in the current period. Our allowance for doubtful accounts may underestimate actual unpaid receivables for various reasons, including:

•	our involuntary churn rate may exceed our estimates;

•	bad debt as a percentage of service revenues may be higher than we assume in our business plan;

•	adverse changes in the economy;

•	changes in Sprint’s PCS products and services;

•	changes in the composition of our subscriber base; or

•	changes in our credit policy.

      If our allowance for doubtful accounts is insufficient to cover losses on our receivables, it could have an adverse effect on our liquidity, financial condition and results of operations.

Our roaming revenue could be less than we anticipate.

      Until December 31, 2006, our reciprocal roaming rate is fixed at $0.058 per minute. However, after that date the reciprocal roaming rate may decrease which would reduce our roaming revenue and may not be offset by a reduction in our roaming expense or an increase in minutes of use. Based upon the roaming minutes of use for the fiscal year ended September 30, 2004, a reduction in the roaming rate of $0.01 per minute of use would have reduced our roaming revenue by approximately $11.0 million and reduced our roaming expense by approximately $8.5 million.

      The amount of roaming revenue we receive also depends on the minutes of use on our network by PCS subscribers of Sprint and the other Sprint PCS network partners. If actual usage is less than we anticipate, our roaming revenue would be lower. Conversely, the amount of our roaming expense depends on the minutes of use our subscribers use the networks operated by Sprint and the other Sprint PCS network partners. If our subscribers use the networks operated by Sprint and the other Sprint PCS network partners more than we anticipate, then our roaming expense will exceed our estimates.

We may incur significantly higher wireless handset subsidy and rebate costs than we anticipate for existing subscribers who upgrade to a new handset.

      As our subscriber base matures, and technological innovations occur, more existing subscribers will upgrade to new wireless handsets, and as a part of our subscriber retention efforts, we may offer these subscribers incentives on the purchases of new wireless handsets. We subsidize a portion of the price of wireless handsets and incur sales commissions, even for handset upgrades. Excluding sales commissions and rebates, we incurred approximately $10.0 million and $2.4 million, respectively, of costs associated with wireless handset upgrade costs for existing subscribers for the fiscal years ended September 30, 2004 and 2003. We have limited historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than we project, our actual costs will be greater than our projected cost.

The loss of the officers and skilled employees who we depend upon to operate our business could have an adverse effect on our results of operations.

      Our business is managed by a small number of executive officers. We believe that our future success depends in part on our continued ability to attract and retain highly qualified technical and management personnel. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. Our ability to attract and retain such persons may be negatively impacted if we do not maintain our positive liquidity position. The loss of our officers and skilled employees could materially adversely affect our results of operation.

Our territory’s limited amount of licensed spectrum may not be sufficient to accommodate future growth.

      Sprint has licenses covering 10 MHz of spectrum in our territory. As the number of subscribers in our territory increases, this limited amount of licensed spectrum may not be able to accommodate increases in call volume, may lead to increased dropped and blocked calls and may limit our ability to offer enhanced services, all of which could result in increased subscriber turnover and fewer new subscribers and adversely affect our financial condition and results of operations. If we or Sprint need to acquire additional spectrum to accommodate increased call volume, it is possible that spectrum will not be available on favorable terms, if at all.

      Further, in January 2003, the FCC lifted its rules limiting the amount of spectrum that can be held by any one provider in a specific market. The FCC now relies on case-by-case review of transactions involving transfers of control of CMRS spectrum in connection with its public interest review of all license transfers. In light of this change in regulatory review, competition may increase to the extent that licenses are transferred from smaller stand-alone operators to larger, better capitalized, and more experienced wireless communications operators. These larger wireless communications operators may be able to offer subscribers network features not offered by us. The actions of these larger wireless communications operators could negatively affect our churn, ability to attract new subscribers, ARPU, cost to acquire subscribers and operating costs per subscriber.

There is a high concentration of ownership of the wireless towers we lease, and we may lose the right to install our equipment on certain wireless towers and be unable to renew expiring leases.

      Most of our cell sites are co-located on leased tower facilities shared with one or more wireless providers. A few tower companies own a large portion of these leased tower sites. Approximately 73% of the towers leased by us are owned by four tower companies (and their affiliates). If a master co-location agreement with any of these tower companies were to terminate, or if any of these tower companies were unable to support our use of its tower sites, we would have to find new sites or possibly be required to rebuild that portion of our network. In addition, we may be unable to renew expiring leases with such tower companies on favorable terms, if at all. For example, if our agreement with our largest tower company were to expire without successful renegotiation, we would be required to relocate approximately 33% of our cell site locations which would cause a disruption to our network operations.

Certain wireless providers are seeking to change the standards controlling the types of wireless handsets that operate on their networks which may limit our ability to provide our subscribers with service in areas not covered by Sprint’s PCS network.

      We rely on Sprint’s roaming agreements with its competitors to provide automatic roaming capabilities to our subscribers in many of the areas of the United States not covered by Sprint’s PCS network. Competitors may be able to offer coverage in areas not served by Sprint’s PCS network or may be able to offer roaming rates that are lower than those offered by Sprint. Certain competitors have sought to reduce or eliminate the use of the AMPS air interface on their networks. AMPS is an important air interface on which Sprint’s subscribers roam. Further, on September 24, 2002, the FCC modified its rules to eliminate, after a five-year transition period, the requirement that carriers provide analog service compatible with AMPS specifications. If AMPS is eliminated and our subscribers do not have wireless handsets that are compatible with our competitors’ air interface, then these subscribers will not be able to roam on our competitors’ networks, which could lead to customer dissatisfaction and increased churn.

Our business is subject to seasonal trends.

      Historically, the wireless industry has also been heavily dependent on fourth calendar quarter for the addition of new subscribers and the sales of handsets. A number of factors have contributed to this trend, including:

•	the increasing use of retail distribution, which is heavily dependent upon the year-end holiday shopping season;

•	the timing of new product and service announcements and introductions;

•	competitive pricing pressures; and

•	aggressive marketing and promotions.

      The increased level of activity requires a greater use of available financial resources during this period. Furthermore, this seasonality may make it more difficult to make quarter-to-quarter comparisons of our results of operations and may mean that our performance in previous quarters will not be indicative of our performance in the future.

Governmental regulation has a material impact on our business.

      The wireless business is heavily regulated by the FCC. Governmental mandates can impose significant unanticipated costs on our business. Governmental policies also may have a significant impact on the competitive environment, for example by authorizing the allocation of additional spectrum, or licensing new competitors, in the markets where the Company provides service. The Company’s ability to affect or control these governmental policies is limited.

Risks Related to Our Relationship with Sprint

Our business experiences certain risks related to Sprint.

      In the past, Sprint has increased fees charged to us and other network partners and has added fees that were not anticipated when the agreements with Sprint were entered into. In the past, Sprint also sought to collect money from us that we believe was not authorized under the agreements. In addition, Sprint has imposed additional programs, requirements and conditions that have adversely affected our financial performance. If these increases, additional charges and changes continue, our operating results, liquidity and capital resources could be adversely affected.

The termination of our affiliation with Sprint would severely restrict our ability to conduct our business.

      We do not own the underlying spectrum licenses on which we operate our wireless network. Our ability to offer Sprint PCS products and services and operate a PCS network is dependent on our Sprint agreements remaining in effect and not being terminated. All of our subscribers have purchased Sprint PCS products and services to date, and we do not anticipate any change in the near future. The agreements between Sprint and us are not perpetual. Our management agreement automatically renews at the expiration of the 20-year initial term (July 22, 2018) for an additional 10-year period unless we are in material default. Sprint can choose not to renew our management agreement at the expiration of the ten-year renewal term or any subsequent ten-year renewal term.

      In addition, these agreements can be terminated for breach of any material term, including, among others, failure to pay and marketing, build-out and network operational requirements. Many of these requirements are extremely technical and detailed in nature. In addition, many of these requirements can be changed by Sprint with little notice. As a result, we may not always be in compliance with all requirements of the Sprint agreements. There may be substantial costs associated with remedying any non-compliance.

      We are also dependent on Sprint’s ability to perform its obligations under the Sprint agreements. The non-renewal or termination of any of the Sprint agreements or the failure of Sprint to perform its obligations under the Sprint agreements would severely restrict our ability to conduct business.

Sprint may make business decisions that are not in our best interests, which may adversely affect our relationships with subscribers in our territory, increase our expenses and/or decrease our revenues.

      Sprint, under the Sprint agreements, has a substantial amount of control over the conduct of our business. Accordingly, Sprint has made and, in the future may make, decisions that adversely affect our business, such as the following:

•	Sprint, subject to limitations in our agreements with them, could price its national plans based on its own objectives and could set price levels or other terms that may not be economically sufficient for our business;

•	Sprint, subject to limitations in our agreements with them, could develop products and services, such as a one-rate plan where subscribers are not required to pay roaming charges on its PCS to PCS plan, or establish credit policies, such as the no-deposit account spending limit program (the “NDASL program”), in which the deposit requirement was waived except in very limited circumstances, which could adversely affect our results of operations;

•	On January 1, 2007 certain provisions of our agreement with Sprint expire and Sprint, subject to limitations in our agreements with them, could then raise the costs to perform certain back office services or not pass on to us any reductions in Sprint’s costs to provide these services, reduce levels of services or expenses or otherwise seek to increase expenses and other amounts charged, as well as reduce the reciprocal roaming rate charged when Sprint’s or other Sprint network partners’ PCS subscribers roam onto our network;

•	Sprint may elect with little or no notification to upgrade or convert its financial reporting, billing or inventory software systems or change third party service organizations which may adversely affect our ability to determine or report our operating results, adversely affect our ability to obtain handsets or adversely affect our subscriber relationships;

•	Sprint, subject to limitations in our agreements with them, could limit our ability to develop local and other promotional plans to enable us to attract sufficient subscribers;

•	Sprint, subject to limitations under our agreements with them, could alter its network and technical requirements;

•	Sprint’s introduction of payment methods that do not have adequate controls or limitations could result in fraudulent payments to subscriber accounts. If this type of fraud becomes widespread, it could have a material adverse impact on our results of operations and financial condition;

•	Sprint could make decisions which could adversely affect the Sprint brand names, products or services; and

•	Sprint could decide not to renew the Sprint agreements or to no longer perform its obligations, which would severely restrict our ability to conduct business.

      Recently, Sprint has changed how it aligns its resources in order to focus on two market segments: businesses and consumers. This represents a shift away from the current organizational focus on asset groups and products: local telecommunications, global wireline voice and data services and wireless. This initiative is often referred to as “One Sprint-Many Solutions.” This realignment was designed to facilitate Sprint’s cross-selling and bundling of products across these product lines. This shift could:

•	divert marketing, advertising and internal Sprint resources once dedicated to wireless to bundled or non-PCS Sprint products and services;

•	increase the risk that Sprint will design wireless products and services in a manner that is not profitable for us; and

•	reduce the significance of Sprint’s wireless network partners, including us.

      The occurrence of any of the foregoing could adversely affect our relationship with subscribers in our territories, increase our expenses and/or decrease our revenues and have a material adverse effect on our liquidity, financial condition and results of operations.

      Furthermore, Sprint has announced that it plans to deploy Evolution — Data Only technology (“EV-DO”) in certain of its markets, and they, subject to limitations in our agreements with them, could require us to implement EV-DO in our network. It is possible that our existing network will not have sufficient spectrum to accommodate EV-DO without affecting the quality of our network. Such disruptions could lead to increased subscriber turnover or could necessitate our acquisition of additional spectrum, which may not be available on favorable terms, if at all.

      Additionally, Sprint has entered into MVNO arrangements with Virgin Mobile USA, Qwest Communications, AT&T and others. In these arrangements, Sprint is wholesaling airtime to its MVNO partner, which in turn markets retail service under its own brand and pricing. Under our agreements with Sprint, we are required to participate in resale arrangements entered into by Sprint. See “Business — Sprint Relationship and Agreements — Resellers.” The Company may enjoy an increase in traffic as a result of these MVNO relationships, but the rates paid to the Company, and the margins earned on this traffic, may not be as favorable to the Company as would be the case if Sprint was selling on a retail rather than on a wholesale basis.

Sprint’s PCS to PCS program has had, and may continue to have, a negative impact on our business.

      In late 2002, Sprint implemented a new PCS to PCS product offering under which subscribers receive unlimited buckets of minutes for little or no additional cost, for any calls made from one Sprint PCS subscriber to another. Pursuant to our Sprint agreements, we are required to support this program in our territory. The number of minutes-over-plan used and associated revenues of our subscribers has dropped. This has contributed to our ARPU declining from approximately $61 for the fiscal year ended September 30, 2002 to approximately $60 for the fiscal year ended September 30, 2003, and to approximately $57 for the fiscal year ended September 30, 2004. In addition, the program had the effect of switching current subscribers to the product offering, rather than resulting in a meaningful increase in new subscribers. In addition to the lost revenue the PCS to PCS plan causes, it is also generating a large amount of incremental traffic on our network, which may increase our capital needs and our costs beyond what we have planned.

Our dependence on Sprint for services may limit our ability to reduce costs, which could materially adversely affect our financial condition and results of operation.

      For the fiscal year ended September 30, 2004, approximately 68% of cost of service and roaming in our financial statements relate to charges from or through Sprint. As a result, a substantial portion of our cost of service and roaming is outside our control. Pursuant to our settlement with Sprint, Sprint has agreed to charge us certain specified rates for roaming and service until December 31, 2006. However, after that time Sprint’s rates for roaming will be based on a specified percentage of their average revenue per subscriber, which could result in a significant increase in our cost for roaming. As provided in our agreement with Sprint, after December 31, 2006 Sprint may charge us its reasonable costs to provide this service, and these costs could increase significantly. Furthermore, our ability to replace Sprint with lower cost providers may be limited. We estimate that for every 1% of aggregate Sprint fees that exceed our current expectations, it will decrease our annual operating income by approximately $400,000.

Inaccuracies in data provided by Sprint could understate our expenses or overstate our revenues and result in out-of-period adjustments that may materially adversely affect our financial results.

      Because Sprint provides billing and collection services for us, Sprint remits approximately 96% of our revenues to us. The data provided by Sprint is the primary source for our recognition of service revenue and a significant portion of our selling and marketing and cost of service and operating expenses. As a result, we rely on Sprint to provide accurate, timely and sufficient data and information to properly record our revenues, expenses and accounts receivables, which underlie a substantial portion of our periodic financial statements and other financial disclosures.

      In the past, we and Sprint have discovered billing and other errors or inaccuracies. If we are required in the future to make additional adjustments or charges as a result of errors or inaccuracies in data provided to us by Sprint that we do not detect in a timely manner, such adjustments or charges may affect our revenues and expenses in the period that the adjustments or charges are made, our ability to report accurate information on a timely basis and our ability to make fully informed business decisions.

The inability of Sprint to provide high quality back office services could lead to subscriber dissatisfaction, increase churn or otherwise increase our costs.

      We currently rely on Sprint’s internal support systems, including customer care, billing and back office support. Our operations could be disrupted if Sprint is unable to provide internal support systems in a high quality manner or to efficiently outsource those services and systems through other third-party vendors. Cost pressures are expected to continue to pose a significant challenge to Sprint’s internal support systems. Additionally, Sprint has made reductions in its customer service support structure and may continue to do so in the future, which may have an adverse effect on our churn rate. Further, Sprint has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We currently depend on Sprint’s willingness to continue to offer these services and to provide these services effectively and at competitive costs. These costs were approximately $22.6 million for the fiscal year ended September 30, 2004. Our Sprint agreements provide that, upon nine months prior written notice, Sprint may elect to terminate any of these “significant” services and may terminate any other service upon reasonable notice. The inability of Sprint to provide high quality back office services, or our inability to use Sprint back office services and third-party vendors’ back office systems, could lead to subscriber dissatisfaction, increase churn or otherwise increase our costs.

      Pursuant to our settlement with Sprint, Sprint has agreed to a specified rate for these services until December 31, 2006. However, after that time the rates will change and will be based on the amount necessary to recover Sprint’s reasonable costs for providing the services, and as a result, the costs for back office services could increase significantly. See “Business — Recent Developments — Changes to our management and services agreements with Sprint PCS.” If this occurs, our operating expenses will increase, and our liquidity, financial condition and results of operations could be adversely affected.

If Sprint’s business plan does not succeed, our business may not succeed.

      As a network partner of Sprint, we have the right to provide PCS products and services under the Sprint brand names in our territory in the southeastern United States. In addition, we feature exclusively and prominently the nationally recognized Sprint brand in our marketing effort. Consequently, our business and results of operations depend on the continued recognition of the Sprint brand name and success of Sprint’s business. If Sprint’s business plan does not succeed, or if Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner, or suffers a weakening of its brand name or erosion of its customer base, our operations and profitability would likely be negatively impacted.

      If Sprint were to file for bankruptcy, Sprint may be able to reject its agreements with us under Section 365 of the Bankruptcy Code. The agreements provide us remedies, including purchase and put rights, though we cannot predict if or to what extent our remedies would be enforceable.

Sprint’s roaming arrangements may not be competitive with other wireless service providers, which may restrict our ability to attract and retain subscribers and create other risks for us.

      We rely on Sprint’s roaming arrangements with other wireless service providers for coverage in some areas where Sprint service is not yet available. The risks related to these arrangements include:

•	the roaming arrangements are negotiated by Sprint and may not benefit us in the same manner that they benefit Sprint;

•	the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by the Sprint PCS network;

•	the price of a roaming call off our network may not be competitive with prices of other wireless companies for roaming calls;

•	subscribers may have to use a more expensive dual-band/dual mode handset with diminished standby and talk time capacities;

•	subscribers may have to end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network;

•	Sprint subscribers may not be able to use Sprint’s advanced features, such as voicemail notification, while roaming; and

•	Sprint or the carriers providing the service may not be able to provide us with accurate billing information on a timely basis.

      If subscribers from our territory are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current subscribers, and our Sprint PCS services will be less attractive to new subscribers.

Certain provisions of the Sprint agreements may restrict the sale of our business and diminish the value a buyer would pay for our business.

      Under limited circumstances and without further stockholder approval, Sprint may purchase our operating assets at a discount. In addition, Sprint must approve a change of control of the ownership of us and must consent to any assignment of our Sprint agreements. Sprint also has a right of first refusal if we decide to sell our operating assets to a third party. We also are subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and other restrictions contained in the Sprint agreements may limit our ability to sell our business, may reduce the value a buyer would be willing to pay for our business, may reduce the “entire business value,” as described in our Sprint agreements, and may limit our ability to obtain new investment or support from any source.

We may have difficulty in obtaining an adequate supply of certain handsets from Sprint, which could adversely affect our results of operations.

      We depend on our relationship with Sprint to obtain handsets, and we have agreed to purchase most of our 3G capable handsets from Sprint or a Sprint authorized distributor through the earlier of December 31, 2004 or the date on which the cumulative 3G handset fees received by Sprint from all Sprint network partners equal $25.0 million. Sprint orders handsets from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

•	Sprint does not adequately project the need for handsets for itself, its network partners and its other third-party distribution channels, particularly in transition to newer technologies, such as 1xRTT;

•	Sprint gives preference to other distribution channels, which it does periodically;

•	we do not adequately project our need for handsets;

•	Sprint modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets;

•	there is an adverse development in the relationship between Sprint and its suppliers or vendors; or

•	if Sprint’s current suppliers cannot meet their commitments, Sprint would have to use different vendors and this could result in delays, interruptions or additional expenses associated with the upgrade and expansion of Sprint’s networks and the offering of its products and services.

      The occurrence of any of the foregoing could disrupt our subscriber service and/or result in a decrease in subscribers, which could adversely affect our results of operations.

If Sprint does not complete the construction of its nationwide PCS network, we may not be able to attract and retain subscribers.

      Sprint currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners. Sprint is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint has entered into management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint’s national network and, to a lesser extent, on the networks of Sprint’s other network partners. Sprint’s PCS network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain subscribers.

If other Sprint network partners have financial difficulties, the Sprint PCS network could be disrupted.

      Sprint’s national network is a combination of networks. The large metropolitan areas are owned and operated by Sprint, and the areas in between them are owned and operated by Sprint network partners. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks. Two of these companies filed petitions seeking reorganization under Chapter 11 of the Bankruptcy Code.

      If other network partners experience financial difficulties, Sprint’s PCS network could be disrupted. If Sprint’s agreements with those network partners were like ours, Sprint would have the right to step in and operate the network in the affected territory, subject to the rights of their lenders. In such event, there can be no assurance that Sprint could transition in a timely and seamless manner or that lenders would permit Sprint to do so.

Non-renewal or revocation by the FCC of Sprint’s PCS licenses would significantly harm our business.

      PCS licenses are subject to renewal and revocation by the FCC. Sprint’s licenses in our territories will begin to expire in 2007 but may be renewed for additional ten-year terms. There may be opposition to renewal of Sprint’s PCS licenses upon their expiration, and Sprint’s PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Any failure by Sprint or us to comply with these standards could cause revocation or forfeiture of Sprint’s PCS licenses for our territories. If Sprint loses any of its licenses in our territory, we would be severely restricted in our ability to conduct business.

If Sprint does not maintain control over its licensed spectrum, the Sprint agreements may be terminated, which would result in our inability to provide service.

      The FCC requires that licensees like Sprint maintain effective working control of their licensed spectrum and not delegate control to third-party operators or managers. Although the Sprint agreements with us reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot be sure that the FCC will agree. If the FCC were to determine that the Sprint agreements need to be modified to increase the level of licensee control, we have agreed with Sprint to use our best efforts to modify the Sprint agreements to comply with applicable law. If we cannot agree with Sprint to modify the Sprint agreements, they may be terminated. If the Sprint agreements are terminated, we would no longer be a part of the Sprint PCS network and would be severely restricted in our ability to conduct business. Any required modifications could also have a material adverse effect on our business, financial condition and liquidity.

If we lose our right to use the Sprint brand and logo under its trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint.

      The Sprint brand and logo are highly recognizable. If we lose the rights to use this brand and logo or the value of the brand and logo decreases, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

Risks Particular to Our Industry

Significant competition in the wireless communications services industry may result in our competitors offering new or better products and services or lower prices, which could prevent us from operating profitably.

      Competition in the wireless communications industry is intense. According to information it has filed with the Securities and Exchange Commission, Sprint believes that the traditional dividing lines between long distance, local, wireless, and internet services are increasingly becoming blurred. Through mergers and various service integration strategies, major providers, including Sprint, are striving to provide integrated solutions both within and across all geographical markets. We do not currently offer services other than wireless services and may not be able to effectively compete against competitors with integrated solutions. Further, the provision of integrated offerings may increase Sprint’s control over our business.

      Competition has caused, and we anticipate that competition will continue to cause, the market prices for two-way wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry. Our dependence on Sprint to develop competitive products and services and the requirement that we obtain Sprint’s consent to sell local pricing plans and non-Sprint approved equipment may limit our ability to keep pace with competitors on the introduction of new products, services and equipment. Many of our competitors are larger than us, possess greater financial and technical resources and may market other services, such as landline telephone service, cable television and internet access, with their wireless communications services. Some of our competitors also have well-established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we offer. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint. Our success, therefore, is, to a large extent, dependent on Sprint’s ability to distinguish itself from competitors by marketing and anticipating and responding to various competitive factors affecting the wireless industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. The ability of Sprint to meet these challenges may be affected by competitive pressures that Sprint is experiencing in its long distance and landline telephone businesses as well. To the extent that Sprint is not able to keep pace with technological advances or fails to respond timely to changes in competitive factors in the wireless industry, it could cause us to lose market share or experience a decline in revenue.

      There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. For example, a proposed acquisition of AT&T Wireless by Cingular Wireless could create the largest wireless carrier in the U.S. with considerable spectrum resources, extensive network coverage and vast financial resources. We expect these types of consolidations to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than many of our competitors.

If the demand for wireless data services does not grow, or if we or Sprint fail to capitalize on such demand, it could have an adverse effect on our growth potential.

      Sprint and its network partners, including us, have committed significant resources to wireless data services and our business plan assumes increasing uptake in such services. That demand may not materialize. Even if such demand does develop, our ability to deploy and deliver wireless data services depends, in many instances, on new and unproven technology. Existing technology may not perform as expected. We may not be able to obtain new technology to effectively and economically deliver these services.

      The success of wireless data services is substantially dependent on the ability of Sprint and others to develop applications for wireless data devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services. These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered.

      Consumer needs for wireless data services may be met by technologies such as 802.11, known as Wi-Fi, which does not rely on FCC regulated spectrum. The lack of standardization across wireless data handsets may contribute to customer confusion, which could slow acceptance of wireless data services, or increase customer care costs. Either could adversely affect our ability to provide these services profitably. If these services are not successful or costs associated with implementation and completion of the rollout of these services materially exceed our current estimates, our financial condition and prospects could be materially adversely affected.

Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS.

      The wireless communications industry is experiencing significant technological change, as evidenced by:

•	the increasing pace of digital upgrades in existing analog wireless systems;

•	evolving industry standards;

•	ongoing improvements in the capacity and quality of digital technology;

•	shorter development cycles for new products; and

•	enhancements and changes in end-user requirements and preferences.

      Technological advances and industry changes could cause the technology used on our network to become obsolete. We rely on Sprint for research and development efforts with respect to the products and services of Sprint and with respect to the technology used on our network. Sprint may not be able to respond to such changes and implement new technology on a timely basis or at an acceptable cost.

      If Sprint is unable to keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our business strategy may become obsolete.

We are a consumer business, and a recession in the United States involving significantly lowered spending could negatively affect our results of operations.

      Our subscriber base is primarily individual consumers, and our accounts receivable represent unsecured credit. We believe that the recent economic downturn had an adverse impact on our operations. Although it appears that the economy in the United States and our territory has begun to improve, in the event that there is another downturn in the economy or the economy does not continue to improve, spending by individual consumers may drop significantly, and our business may be negatively affected as a result.

Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance.

      Our operations and those of Sprint are subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact our operations and our costs of doing business. For example, regulatory mandates pertaining to the provision of emergency 911 (“E-911”) services by wireless carriers, compliance with the Communications Assistance for Law Enforcement Act (“CALEA”), the meeting of telephone number pooling and porting requirements, satisfying universal service standards, the protection of subscriber privacy, the provision of services to the hearing impaired and the satisfaction of environmental and safety standards, have imposed, and will continue to impose, substantial costs on our industry. Because the fixed component of costs incurred to meet some of these mandates can be relatively high, smaller carriers such as the Company can be competitively disadvantaged by these mandates.

      Moreover, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint.

Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims.

      Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to achieve and sustain profitability.

Regulation by government or potential litigation relating to the use of wireless phones while driving could adversely affect our results of operations.

      Some studies have indicated that some aspects of using wireless phones while driving may impair drivers’ attention in certain circumstances, making accidents more likely. These concerns could lead to litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations. A number of U.S. state and local governments are considering or have recently enacted legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free telephone. Legislation of this sort, if enacted, would require wireless service providers to provide hands-free enhanced services, such as voice activated dialing and hands-free speaker phones and headsets, so that they can keep generating revenue from their subscribers, who make many of their calls while on the road. If we are unable to provide hands-free services and products to subscribers in a timely and adequate fashion, the volume of wireless phone usage would likely decrease, and our ability to generate revenues would suffer.

Unauthorized use of, or interference with, the PCS network of Sprint could disrupt our service and increase our costs.

      We may incur costs associated with the unauthorized use of the PCS network of Sprint, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of the PCS network of Sprint may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming.

Equipment failure and natural disasters or terrorist acts may adversely affect our operations.

      A major equipment failure or a natural disaster or terrorist act that affects our mobile telephone switching offices, microwave links, third-party owned local and long distance networks on which we rely, our cell sites or other equipment or the networks of other providers on which subscribers roam, could have a material adverse effect on our operations. While we have insurance coverage for some of these events, our inability to operate our wireless system even for a limited time period may result in a loss of subscribers or impair our ability to attract new subscribers, which would have a material adverse effect on our business, results of operations and financial condition.

Risks Related to the Notes, the Offering and the Exchange

Our substantial debt could adversely affect our cash flow, limit our flexibility to raise additional capital and prevent us from fulfilling our obligations, including payments under the notes.

      As of September 30, 2004, after giving effect to the sale of the original notes and the application of the proceeds therefrom, we would have had approximately $334.0 million of long-term debt.

      Our substantial indebtedness and interest expense could restrict our operations and have other important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operating activities to service our debt, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our business strategy and other general corporate requirements;

•	make it more difficult for us to satisfy our obligations under the notes;

•	increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit our flexibility in planning for, or reacting to, changes in our business;

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity; and

•	make us more vulnerable to increases in interest rates because of the variable interest rate on the notes offered hereby.

Proceeds from any sale of the collateral upon foreclosure may be insufficient to repay the notes in full.

      It is possible that the net proceeds from a sale of the collateral owned directly by us securing the notes would not be sufficient to repay all of the notes following a foreclosure upon the collateral or a liquidation of our assets or that the proceeds of collateral owned by our restricted subsidiaries securing the guaranteed amount of notes would not be sufficient to repay the guaranteed amount of notes following a foreclosure upon the collateral owned by the restricted subsidiaries or a liquidation of the restricted subsidiaries’ assets.

      The security interest of the trustee in collateral owned by the restricted subsidiaries will only secure obligations with respect to the guaranteed amount of notes. Any obligations of the performance and payment with respect to the amount of notes in excess of the guaranteed amount of notes will only be secured by that collateral which is owned directly by us.

      We do not own our approximately 800 tower sites (except one) or retail or administrative sites. The collateral consists primarily of:

•	network assets such as base stations, switching equipment and other specialized telecommunications equipment;

•	rights under agreements, such as those with Sprint, or leases with tower operators and other landlords; and

•	office and retail store equipment.

      The value of the collateral and the amount to be received upon a sale of the collateral will depend on many factors, including, among others,

•	our ability to sell our equipment as part of an operating business;

•	the perceived value of the Sprint agreements and Sprint’s consent to any transfer;

•	the condition of the collateral and our industry;

•	the ability to sell the collateral in an orderly sale;

•	the condition of the international, national and local economies;

•	the availability of buyers; and

•	similar factors.

      The book value of the collateral should not be relied on as a measure of realizable value for such assets. By their nature, most of the collateral may be illiquid and may have little or no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

      In the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the notes and any other obligations secured by such collateral or that the value of the collateral owned directly by us is not sufficient to repay the principal amount of notes in excess of the guaranteed amount of notes and any other obligations secured by such collateral, then, in each case, the holders of the notes and such other obligations would hold secured claims to the extent of the value of the collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or our subsidiary guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

The indentures relating to the notes and to our 9 3/8% senior subordinated notes due 2009 (“9 3/8% Notes”) contain restrictive covenants that may limit our flexibility, and a breach of those covenants may cause us to be in default under the indentures.

      The indenture relating to the notes and the 9 3/8% Notes limit, and in some circumstances prohibit, our ability to, among other things:

•	incur additional debt;

•	pay dividends;

•	make capital expenditures, investments or other restricted payments;

•	engage in sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	guarantee debts;

•	create liens;

•	sell assets;

•	issue or sell capital stock of subsidiaries; and

•	engage in mergers and acquisitions.

      These restrictions could limit our ability to obtain future financing, make acquisitions, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. In addition, if we do not comply with these covenants and financial covenants in any other indebtedness we may then have, the notes and that other indebtedness could become immediately due and payable. If we are unable to repay those amounts, our lenders, including the noteholders, could accelerate the debt we owe them and/or initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If either of these events were to occur, the Company might not have sufficient assets to repay our indebtedness, including the notes.

The ability of the trustee for the notes to foreclose on the collateral may be limited by applicable bankruptcy laws.

      Bankruptcy laws could prevent the trustee for the notes from repossessing and disposing of the collateral upon the occurrence of an event of default if a bankruptcy proceeding is commenced by or against us before the trustee repossesses and disposes of the collateral. Under the bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of its collateral) so long as the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Certain of our assets and the assets of our subsidiaries may be subject to existing liens and will be permitted by the indenture governing the notes to become subject to certain future liens that will take priority over the liens securing the notes.

      The indenture governing the notes permits certain existing and future prior liens on the collateral described in this offering memorandum. To the extent that holders of other secured indebtedness or other third parties enjoy liens (including statutory liens), whether or not permitted by the indenture, these holders or third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised could reduce the proceeds available to satisfy the obligations under the notes. In the event of foreclosure on the collateral, the proceeds from the sale of the collateral securing indebtedness under the notes may not be sufficient to fully satisfy the notes because your rights to payment from the proceeds of collateral would be junior to the rights of holders of prior liens in respect of the collateral.

The security interests in certain of the collateral securing the notes will not be perfected.

      The security interests securing the notes created by the security documents with respect to cash and deposit accounts have not and will not be perfected. As a result, the notes will not have the benefit of a perfected security interest in the cash of the Company and its restricted subsidiaries. As of September 30, 2004, on a pro forma basis, after giving effect to the offering of the original notes and the use of the proceeds therefrom, the Company and its restricted subsidiaries had approximately $104.2 million of cash, cash equivalents and short-term investment securities, a substantial portion of which may be held in deposit accounts. In addition, the notes will not have a perfected security interest in any of the collateral to the extent perfection cannot be effected through filings under the Uniform Commercial Code or through the taking possession by the collateral agent under the security documents of stock certificates and debt securities. To the extent that the security interest in any collateral is not perfected, the rights of the collateral agent for the holders of notes will be equal to the rights of the general unsecured creditors of the Company and the restricted subsidiaries in the event of a bankruptcy. Outside of a bankruptcy, the security interests of certain holders of liens, such as judgment creditors and any creditor who obtained a perfected security interest in any of such collateral would take priority over the security interest of the collateral agent. Accordingly, it is possible that the assets in which the collateral agent’s security interest is unperfected will not be available to satisfy obligations under the notes. In addition, certain assets may be subject to liens that are permitted by the indenture which would take priority over the security interests in such assets under the security documents applicable to the notes.

Any future pledges of collateral may be avoidable.

      Any future pledge of collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor in possession) or by its collateral agent in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of the pledge or granting of the security interest, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

      We will be obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

The guarantees may not be enforceable because of fraudulent conveyance laws.

      The restricted subsidiaries’ guarantees of the notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the restricted subsidiaries’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a restricted subsidiary incurred debt (including debt represented by the guarantee), such restricted subsidiary:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the restricted subsidiary:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or was about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the restricted subsidiary’s presently existing or future debt or take other actions detrimental to you.

      In addition, the restricted subsidiaries may be subject to the allegation that since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

      If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any restricted subsidiary whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

      We believe that, at the time the restricted subsidiaries initially incur the debt represented by the guarantees, the restricted subsidiaries:

•	will not be insolvent or rendered insolvent by the incurrence;

•	will have sufficient capital to run our or their businesses effectively; and

•	will be able to pay obligations on the notes and the guarantees as they mature or become due.

      In reaching the foregoing conclusions we have relied upon our analyses of internal cash flow projections and estimated values of the assets and liabilities of the restricted subsidiaries. In addition, we have relied on a limitation to be contained in the restricted subsidiaries’ guarantees that limits the guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law. However, a court passing on these questions might not reach the same conclusions.

Our indebtedness which is subordinated to the notes is scheduled to mature prior to the maturity date of the notes.

      Although the 9 3/8% Notes are subordinated to the notes, the 9 3/8% Notes are scheduled to mature approximately two years prior to the maturity date of the notes. Consequently, even though the 9 3/8% Notes will be expressly subordinated to the notes, we will be required to repay or refinance them prior to the maturity date of the notes. It is possible that we will not be able to refinance the 9 3/8% Notes on favorable terms or at all.

An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.

      Prior to the offering of the original notes, there was no public market for the notes. The initial purchasers have informed us that they intend to make a market in the notes. However, the initial purchasers may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

                  Note holders may not be entitled to require us to repurchase the notes in connection with certain transactions because the term “all or substantially all” in the context of a change of control has no clearly established meaning under the relevant law.

      One of the ways a change of control can occur under the indenture governing the notes is upon a sale of all or substantially all of our assets. The meaning of the phrase “all or substantially all” as used in that definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under applicable law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a person and therefore it may be unclear whether a change of control has occurred and whether you have the right to require us to repurchase the notes.

We may be unable to repurchase the notes upon a change of control or asset sale.

      Upon a “change of control” or “asset sale,” in each case as defined in the indenture, we will be required under certain circumstances to make an offer to repurchase all of the outstanding notes at a price equal to, for a change of control, 101% of the principal amount thereof and, for an asset sale, 100% of the principal amount thereof, together with any accrued and unpaid interest and additional interest to the date of repurchase. If a change of control or asset sale were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all of the notes that we might be required to purchase. Our future indebtedness may contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control or asset sale under the indenture. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture. If the foregoing occurs, we may not have enough assets to satisfy all obligations under the indenture.

If you fail to exchange your original notes, you will face restrictions that will make the sale or transfer of your original notes more difficult.

      If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act. To the extent other original notes are tendered and accepted in the exchange offer and you elect not to exchange your original notes, the trading market, if any, for your original notes would be adversely affected because your original notes will be less liquid than the new notes. See “The Exchange Offer — Consequences of Failure to Exchange.”

Some holders that exchange their original notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their new notes.

      If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your notes and could incur liability for failure to comply with applicable requirements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the wireless industry, our beliefs and management’s assumptions. Such forward looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity, churn rates, ARPU (as defined herein) and CPGA (as defined herein), roaming rates, EBITDA (as defined herein), and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek”, “project,” “target,” “goal,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. These risks and uncertainties include:

•	our dependence on the success of Sprint’s wireless business and continued access to the Sprint spectrum;

•	the competitiveness and impact of Sprint’s pricing plans, network coverage and PCS products and services and introduction of pricing plans and programs that may adversely affect our business;

•	intense competition and increasing consolidation in the wireless market and the rapidly changing nature of the wireless market;

•	the potential to experience a continued high rate of subscriber turnover;

•	the ability of Sprint (directly or through third parties) to provide back office billing, subscriber care and other services and the quality and costs of such services;

•	subscriber credit quality;

•	the ability to successfully leverage third-generation, or 3G, products and services;

•	possible inaccuracies in financial information provided by Sprint;

•	material changes in government regulations;

•	new charges and fees, or increased charges and fees, imposed by Sprint;

•	future disputes with Sprint;

•	our ability to predict future subscriber growth, as well as other key operating metrics;

•	our ability to manage anticipated growth and expansion;

•	the impact of spending cuts on network quality, subscriber retention and subscriber growth;

•	rates of penetration in the wireless industry;

•	our significant level of indebtedness and debt covenant requirements;

•	the impact and outcome of legal proceedings between other Sprint network partners and Sprint;

•	the potential need for additional sources of capital and liquidity;

•	risks related to our ability to compete with larger, more established businesses with greater access to capital;

•	anticipated future losses;

•	adequacy of bad debt and other reserves;

•	rapid technological and market change;

•	an adequate supply of subscriber equipment;

•	declines in growth of wireless subscribers;

•	the effect of wireless local number portability and other government mandates;

•	the volatility of the market price of our common stock;

•	the future obsolescence of our network assets based on technological changes; and

•	general economic and business conditions.

      These forward looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Forward looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors” and the caption “Future Trends That May Affect Operating Results, Liquidity and Capital Resources” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

THE EXCHANGE OFFER

Terms of the Exchange Offer

Purpose of the Exchange Offer

      We sold the original notes on October 25, 2004, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

      In connection with the sale of original notes to the initial purchasers pursuant to the purchase agreement, dated October 7, 2004, among us, our subsidiaries named therein and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated October 25, 2004, among us, the guarantors named therein and the initial purchasers.

      The registration rights agreement provides that:

•	AirGate will file an exchange offer registration statement with the SEC on or prior to 120 days after October 25, 2004;

•	AirGate will use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 210 days after October 25, 2004;

•	AirGate will use its reasonable best efforts to keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the original notes; and

•	Unless the exchange offer would not be permitted by applicable law or SEC policy, AirGate will use its reasonable best efforts to, on or prior to 30 business days after the date on which the exchange offer registration statement is declared effective, complete the exchange of the new notes for all original notes tendered prior thereto in the exchange offer.

      This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

      Based on no-action letters issued by the staff of the SEC to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder’s business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.

      We will accept validly tendered original notes promptly following the expiration of the tender offer by giving oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

      If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “Conditions” without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes promptly after the expiration date.

      Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “Fees and Expenses.”

Shelf Registration Statement

      Pursuant to the registration rights agreement, we have agreed to file a shelf registration statement if:

•	AirGate is not permitted to effect the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours) and so notifies us within 30 days after such holder becomes aware of such restrictions;

•	at any time prior to the 20th day following the consummation of the exchange offer, an initial purchaser so requests with respect to original notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

      A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

      We have agreed to file a shelf registration statement with the SEC as promptly as practicable, but in no event more than 30 days after being so required, or if later, 120 days after the issue date, and thereafter use our reasonable best efforts to cause a shelf registration statement to be declared effective by the SEC. In addition, we agreed to use our reasonable best efforts to keep that shelf registration statement continually effective, supplemented and amended until October 25, 2006, or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

Additional Interest in Certain Circumstances

      If any of the following, each a “registration default,” occurs:

•	the exchange offer registration statement is not filed with the SEC on or before the 120th calendar day following October 25, 2004 or, if that day is not a business day, then the next succeeding day that is a business day;

•	the exchange offer registration statement is not declared effective on or before the 120th calendar day following October 25, 2004, or, if that day is not a business day, then the next succeeding day that is a business day;

•	the exchange offer is not completed on or before the 30th business day following the effectiveness of the exchange offer registration statement; or

•	the shelf registration statement is required to be filed but is not filed or declared effective within the time periods required by the registration rights agreement or is declared effective but thereafter ceases to be effective or usable, then AirGate will pay liquidated damages to each holder of notes, with respect to the first 90 day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

      The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payment dates as the original notes.

Expiration Date; Extensions; Amendment

      We will use our reasonable best efforts to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

      In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right

•	to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

      All conditions set forth under “Conditions,” except such conditions that involve regulatory approvals, must be satisfied or waived prior to the expiration date.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

      Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

      To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

      The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

      The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

      Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

      The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

      Only a holder of original notes may tender original notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

      Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

•	for the account of an eligible guarantor institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

      If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

      If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

      All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful. We also reserve the absolute right to waive any irregularities or defects as to the original notes. If we waive any condition of the notes for any note holder, we will waive such condition for all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, as soon as practicable following the expiration date.

      In addition, we reserve the absolute right in our sole discretion to:

•	purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

•	to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

      By tendering, each holder will represent to us that, among other things:

•	such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

•	neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

•	if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

      Holders who wish to tender their original notes and

•	whose original notes are not immediately available; or

•	who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

•	who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, may effect a tender if:

•	the tender is made by or through an “eligible guarantor institution”;

•	prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent’s message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent’s message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and

•	specify the name in which any such original notes are to be registered, if different from that of the depositor.

      All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under “Exchange Offer Procedures” at any time prior to the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

•	in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

•	any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

      If we determine in our reasonable discretion that the foregoing condition exists, we may

•	refuse to accept any original notes and return all tendered original notes to the tendering holders,

•	extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

•	waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Exchange Agent

      We have appointed The Bank of New York Trust Company, N.A. as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to The Bank of New York Trust Company, N.A. addressed as follows:

By Mail, Overnight Courier or Hand Delivery:

The Bank of New York Trust Company, N.A.

Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, N.Y. 10286
Attn: Mr. William Buckley

By Facsimile:

(212)-298-1915

Corporate Trust Operations
Reorganization Unit
Attn: Mr. William Buckley

To Confirm by Telephone or for Information:

(212)-815-5788

Corporate Trust Operations
Reorganization Unit
Attn: Mr. William Buckley

      The Bank of New York Trust Company, N.A. is the trustee under the indenture governing the original notes and the new notes.

Fees and Expenses

      We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by The Bank of New York Trust Company, N.A.as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

      We will pay The Bank of New York Trust Company, N.A. as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

      We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

      The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

      Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

      We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

      Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations to register an exchange offer of the new notes for the original notes required by the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

      The net proceeds from the sale of the original notes after deducting the commissions to the initial purchasers and estimated offering expenses were approximately $170.1 million. Approximately $132.4 million of the net proceeds that we received from the sale of the original notes was used to terminate our senior credit facility, and approximately $2.0 million of those proceeds were used to redeem our remaining outstanding 13 1/2% Senior Subordinated Discount Notes due 2009. The remaining proceeds from the sale of the original notes are being used for general corporate purposes.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2004 on an actual and an as adjusted basis to give effect to the sale of the original notes offered and the use of the net proceeds therefrom. This table should be read in conjunction with our historical financial statements and related notes and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which is incorporated herein by reference from our Form 10-K for the year ended September 30, 2004.

	As of September 30, 2004

	Actual	As Adjusted

	(In thousands)
Cash, cash equivalents and short-term investment securities	$68,453	$104,199

Long-term debt (including current portion):
Offering of original notes	$—	$175,000
Senior credit facility	131,200	—
9 3/8% Senior Subordinated Notes due 2009 (net of unamortized discount of $22.3 million)	136,657	136,657
13 1/2% Senior Subordinated Discount Notes due 2009 (net of unamortized discount of $56 thousand)	1,739	—

Total debt	269,596	311,657
Stockholders’ deficit(1)	(80,292)	(83,286)

Total capitalization	$189,304	$228,371

(1)	As adjusted stockholders’ deficit includes approximately $3.0 million resulting from the write-off of the discount and financing costs related to the senior credit facility and the 13 1/2% Notes and the call premium paid to redeem the 13 1/2% Notes.

DESCRIPTION OF OTHER INDEBTEDNESS

      We have outstanding $159.0 million aggregate principal amount of our 9 3/8% Notes which we issued in February 2004. The 9 3/8% Notes mature on September 1, 2009, and all of the 9 3/8% Notes are currently outstanding. Interest on the 9 3/8% Notes is payable semiannually. We are permitted, at our option, to redeem the 9 3/8% Notes in whole or in part at any time after January 1, 2006, at a redemption price initially at 104.688% of the principal amount, declining ratably to 100% of the principal amount thereof on or after January 1, 2008, in each case together with accrued interest. The 9 3/8% Notes are unconditionally guaranteed by our restricted subsidiaries, and the 9 3/8% Notes are secured by second-priority liens, subject to certain exceptions and permitted liens, on substantially all of our and our restricted subsidiaries’ existing and after-acquired assets. The 9 3/8% Notes rank pari passu with our senior subordinated indebtedness and junior to our senior indebtedness.

      The indenture governing the 9 3/8% Notes contains certain restrictive covenants, including covenants which restrict our ability and the ability of our restricted subsidiaries to (i) incur more debt, (ii) create liens, (iii) repurchase stock and make certain investments, (iv) pay dividends, make loans or transfer property or assets, (v) enter into sale and leaseback transactions, (vi) transfer or dispose of all or substantially all of our assets and (vii) enter into transactions with our affiliates. In addition the indenture governing the 9 3/8% Notes provides that in the event of defined changes in control or in certain circumstances, upon a sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 9 3/8% Notes.

DESCRIPTION OF THE NOTES

      The original notes were, and the new notes will be, issued under an indenture (the “Indenture”), dated October 25, 2004, by and among AirGate, the Guarantors and The Bank of New York Trust Company, N. A. as trustee (the “Trustee”). In this description, the word “AirGate” refers only to AirGate PCS, Inc. and not to any of its Subsidiaries. Capitalized terms used in this section and not otherwise defined below under the heading “Definitions” have the respective meanings assigned to them in the Indenture.

      The terms of the original notes and the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The original notes are, and the new notes will be, subject to all such terms, and reference is made to the Indenture and the Trust Indenture Act for a statement of those terms. The Indenture will be qualified as an indenture under the Trust Indenture Act.

      The following summary of specific provisions of the Indenture, the Intercreditor Agreement and each of the Security Documents is not intended to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, the original notes and the new notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act, the Intercreditor Agreement and each of the Security Documents. We urge you to read the Indenture, the Intercreditor Agreement and each of the Security Documents because they define your rights as a holder of the Notes. A copy of the Indenture, the Intercreditor Agreement and each of the Security Documents is available upon request to AirGate or the initial purchasers.

      The form and terms of the new notes are the same in all material respects as the form and terms of the original notes, except that the new notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. The original notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

General

      AirGate issued the original notes in an aggregate principal amount of $175.0 million. The $175.0 million principal amount of the new notes offered in exchange for the original notes will be identical to the original notes (except for transfer restrictions applicable to the original notes). For purposes of this “Description of the Notes,” references to the Notes include the original notes and the exchange notes, unless otherwise indicated. The Notes will mature on October 15, 2011. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. Except in limited circumstances, the Notes will be issued as a global note. See “Book Entry; Delivery and Form” below. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

      The payment of principal, premium, if any, and interest on the Notes is unconditionally guaranteed on a senior secured basis by the Guarantors (the “Guarantees”). The Guarantors are collectively referred to as the “Guarantors” and are individually referred to as a “Guarantor.” See “— Guarantees.”

      The Notes will be secured, on a first-priority basis, by Liens on substantially all of AirGate’s and its Restricted Subsidiaries’ existing and after-acquired assets. See “— Security.”

Ranking

      The payment of principal of and premium, if any, and interest on the Notes ranks pari passu in right of payment to all other senior obligations of AirGate. The Notes will be:

•	senior secured obligations of AirGate;

•	secured by a first-priority lien, subject to certain exceptions and Permitted Liens, on the Collateral described below under “— Security”;

•	unconditionally guaranteed on a senior secured basis by the Guarantors;

•	pari passu in right of payment to all existing and future senior obligations of AirGate;

•	senior in right of payment to all existing and future obligations of AirGate that are subordinated in right of payment to the Notes, including the Second Priority Notes; and

•	effectively junior in right of payment to all existing and future debt and other liabilities of AirGate’s Subsidiaries that are not Guarantors.

      As of September 30, 2004 after giving effect to the offering of the Notes and the use of the proceeds therefrom, AirGate and its Restricted Subsidiaries would have had approximately $334.0 million of total outstanding Indebtedness comprised of the Notes and $159.0 million aggregate principal amount of Second Priority Notes ranking junior to the Notes.

      As of the date of the Indenture, all of AirGate’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “Selected Covenants — Designation of Restricted and Unrestricted Subsidiaries,” AirGate will be permitted to designate Subsidiaries meeting particular requirements as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not Guarantee the Notes nor will assets of Unrestricted Subsidiaries secure the Notes and Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

      AirGate issued the original notes in an initial aggregate principal amount of $175.0 million and is offering to exchange the original notes for a like principal amount of new notes. Under certain circumstances, the Indenture permits AirGate to incur up to an additional $50.0 million of debt and other obligations that may also be secured by liens on the Collateral that are pari passu with the liens securing the Notes. In addition, subject to certain restrictions, the Indenture permits AirGate to incur additional debt and other obligations that may be secured by liens on the Collateral that are junior to the liens securing the Notes. The Notes will mature on October 15, 2011.

      Interest will be payable at a rate per annum, reset quarterly, equal to LIBOR plus 3.75%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on January 15, 2005. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding January 1, April 1, July 1 and October 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date with respect to the Notes.

      Set forth below is a summary of certain of the defined terms used in the Indenture relating to the Notes.

      “Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

      “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date with respect to the Notes and end on and include January 14, 2005.

      “LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

      “London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

      “Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

      “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

      The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

      All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

      The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

      The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the holders of the Notes.

      The principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of AirGate in the City of New York maintained for such purposes, which initially will be the office of the Trustee or an affiliate of the Trustee located at 101 Barclay Street, New York, New York 10286.

Mandatory Sinking Fund

      The Notes are not subject to any sinking fund.

Paying Agent and Registrar for the Notes

      The Trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

      A Holder of Notes may transfer or exchange such Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered holder of a Note will be treated as the owner of it for all purposes.

Guarantees

      The Guarantors, jointly and severally, will fully and unconditionally guarantee our obligations on a senior secured basis under the Notes.

      Each Guarantee will be:

•	pari passu in right of payment to all existing and future senior Indebtedness of each Guarantor; and

•	senior in right of payment to all existing and future subordinated Indebtedness of each Guarantor.

      The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — The guarantees may not be enforceable because of fraudulent conveyance laws.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another Person, whether or not such Guarantor is the surviving Person, unless:

•	immediately after giving effect to that transaction, no Default or Event of Default exists; and

      either:

•	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor pursuant to a supplemental indenture and supplements to the Security Documents satisfactory to the Trustee; or

•	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

      The Guarantee of a Guarantor will be released:

•	if we designate the Guarantor as an Unrestricted Subsidiary;

•	in connection with any sale of all of the capital stock of a Guarantor, if we apply the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture; or

•	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, if we apply the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture.

      See “— Repurchase at the Option of Holders — Asset Sales.”

Security

      Pursuant to the Security Documents, the original notes were, and the new notes will be, secured by a first-priority security interest, subject to Permitted Liens, in the following personal property of AirGate and the Guarantors, whether now owned or hereafter acquired (collectively, the “Collateral”):

•	goods, accounts, accounts receivable and contract rights;

•	general intangibles;

•	intellectual property;

•	all chattel paper, documents, instruments and securities held by AirGate and the Guarantors;

•	cash, chattel paper, deposit accounts, securities accounts and other investment property;

•	After Acquired Real Property Interests;

•	all furniture, equipment, inventory and other personal property of AirGate and the Guarantors; and

•	proceeds and products of the foregoing;

provided that the Collateral shall not include (i) any real property interest of AirGate and the Guarantors other than an After Acquired Real Property Interest, (ii) any asset which is subject to a Lien permitted by clauses (2), (3), (5), (8) and (9) of the definition of Permitted Liens to the extent the instrument providing for such Lien prohibits the granting of a security interest in such asset, and (iii) any right, title or interest in any agreement, license, permit or instrument to which AirGate or a Guarantor is a party which is not material to the business of AirGate and the Guarantors and which contains a valid prohibition on the granting of a security interest in such asset.

      The security interests created by the Security Documents with respect to cash and deposit accounts have not and will not be perfected. As a result, the Notes will not have the benefit of a perfected security interest in the cash of AirGate and the Guarantors. As of September 30, 2004 after giving effect to the offering of the Notes and the use of proceeds therefrom, AirGate and its Subsidiaries would have had approximately $104.2 million of cash and short-term investments in deposit accounts. In addition, the Notes will not have a perfected security interest in any of the Collateral to the extent perfection cannot be effected through filings under the Uniform Commercial Code or through the taking possession by the collateral agent under the Security Documents (the “Collateral Agent”) of stock certificates and debt securities. To the extent that any Collateral is not perfected, the Collateral Agent’s rights will be equal to the rights of the general unsecured creditors of AirGate and the Guarantors in the event of a bankruptcy. Outside of a bankruptcy, the security interests of certain holders of Liens, such as judgment creditors and any creditor who obtained a perfected security interest in any of such Collateral would take priority over the Collateral Agent’s security interest in the Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available to satisfy obligations under the Notes. In addition, certain assets may be subject to Permitted Liens that would take priority over the security interests in such assets under the Security Documents.

      The indenture and Security Documents permit AirGate to incur additional first-priority secured Indebtedness under certain circumstances, including capitalized leases, purchase money obligations and other Indebtedness secured by a first-priority lien on the underlying assets relating to such obligations. In some instances, the Notes will be secured by a second-priority security interest in such assets.

      AirGate is permitted to issue certain additional debt or other obligations, including additional First Priority Indebtedness, secured by the Collateral, subject to the covenants described below under “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” and subject to compliance with the other debt that may be secured by the Collateral. The holders of certain Permitted Liens are entitled to control the Collateral under certain circumstances, including the sale or other disposition thereof to the extent permitted or not otherwise prohibited by the Indenture, and such persons and holders of Permitted Liens may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent on behalf of the Holders of the Notes to realize or foreclose on the Collateral.

      Upon any foreclosure or related sale of the assets constituting the Collateral by the Trustee, the proceeds will be applied to pay fees and expenses of the Collateral Agent and to repay First Priority Indebtedness, including the Notes. If such proceeds are insufficient to repay all First Priority Indebtedness, the Holders of the Notes would only have an unsecured claim against AirGate and the Guarantors for the remaining unpaid obligations with respect to the Notes. See “Risk Factors — Risks Related to the

Notes — Proceeds from any sale of the collateral upon foreclosure may be insufficient to repay the notes in full.”

      No appraisals of any Collateral have been prepared by us or on our behalf in connection with this offering of the Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral.

      Subject to certain terms and conditions in the Indenture and the Security Documents, AirGate and the Guarantors have the right to remain in possession and retain control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

      AirGate and the Guarantors, as the case may be, will have the right to obtain a release from the Lien of the Security Documents of items of Collateral subject to a sale or disposition (the “Released Collateral”), and the Collateral Agent will release Released Collateral from the Lien of the relevant Security Document and reconvey the Released Collateral to AirGate or any such Guarantor upon compliance with the condition that AirGate delivers to the Collateral Agent the following:

(a) a notice from AirGate requesting the release of Released Collateral, (i) specifically describing the proposed Released Collateral, (ii) stating that such Released Collateral is to be sold and that the consideration to be received in respect of the Released Collateral is at least equal to the fair market value of the Released Collateral and that such consideration is also to be made subject to the Lien of the Security Documents to the extent required by the Indenture, (iii) confirming the sale of, or an agreement to sell, such Released Collateral in a bona fide sale to a person that is not an Affiliate of AirGate or, in the event that such sale is to a person that is an Affiliate, confirming that such sale is made in compliance with the provisions set forth under “— Selected Covenants — Limitation on Transactions with Affiliates” and (iv) certifying that if the sale of such Released Collateral constitutes an Asset Sale, such Asset Sale complies with the terms and conditions of the Indenture with respect thereto, including, without limitation, the applicable provisions set forth under “— Selected Covenants — Limitation on Asset Sales”; and

(b) an Officers’ Certificate stating that (i) such sale covers only the Released Collateral or such other property that does not constitute Collateral subject to the sale or disposition, (ii) after giving effect to such sale or disposition, there is no Default or Event of Default in effect or continuing on the date thereof and the release of the Collateral will not result in a Default or Event of Default under the Indenture, and (iii) all conditions precedent in the Indenture, the Security Documents and the indenture and security documents governing the Second Priority Notes relating to the release in question have been complied with by AirGate and, in the event that there is to be a substitution of property for the Released Collateral subject to an Asset Sale, all documentation necessary to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Security Documents have been provided to the Collateral Agent.

      The Indenture provides that AirGate and the Guarantors also shall be entitled, subject to compliance with the conditions set forth therein, to obtain the release of Collateral which has been taken by eminent domain or condemnation or in similar circumstances.

      The Indenture provides that AirGate and the Guarantors shall be entitled to obtain a full release of all of the Collateral following legal defeasance or covenant defeasance of the Indenture as described below under “— Legal Defeasance and Covenant Defeasance.”

Intercreditor Agreement

      All rights against the Collateral are subject to the terms and provisions of the Intercreditor Agreement, dated October 25, 2004, among AirGate, the Guarantors, the Collateral Agent and the collateral agent for the holders of the Second Priority Notes. Pursuant to the Indenture, the Collateral Agent has the authority to act as the exclusive agent for each of the Holders of the Notes with respect to the Collateral, including the enforcement of any remedy against the Collateral.

      For so long as the Notes (including any refinancing, substitution or replacements thereof) are outstanding, the decision of whether, and to what extent, to exercise remedies against the Collateral will be solely at the direction of the Collateral Agent.

      The collateral agent for the Second Priority Notes will not have any right to initiate or direct the exercise of remedies against the Collateral for so long as the Notes and any similarly secured refinancings thereof are outstanding other than filing a claim of interest in a bankruptcy case with respect to the second priority liens in order to preserve its rights in the Collateral.

      If any holder of the Second Priority Notes receives any cash proceeds or other monies in respect of the Collateral by exercise of any rights of set-off or otherwise at any time when such proceeds or monies are required to be delivered to the Collateral Agent under the Intercreditor Agreement, such proceeds will be applied in accordance with the terms of the Intercreditor Agreement.

      The cash proceeds of any sales of, or collections on, any Collateral received upon the exercise of remedies will be applied pursuant to the Intercreditor Agreement in the order and priority as stated under “— Security.”

      The Intercreditor Agreement provides that the second priority liens will automatically be released on the applicable portion of the Collateral if (1) the Collateral Agent exercises any remedies in respect of such Collateral; or (2) such Collateral is sold or otherwise disposed of as permitted or not prohibited by the Indenture (unless prohibited under the indenture for the Second Priority Notes).

Certain Bankruptcy Limitations

      The right of the Collateral Agent to foreclose upon and dispose of, or otherwise exercise remedies in respect of, the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against AirGate prior to the Collateral Agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional collateral, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could foreclose upon or dispose of the Collateral or whether or to what extent Holders of the Notes would be adequately compensated for any delay in payment or loss of value of the Collateral.

Redemption

Optional Redemption

      The Notes will not be redeemable at the option of AirGate prior to October  15, 2006. Starting on that date, AirGate may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount at maturity thereof, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Percentage of
Principal
Amount at
Year	Maturity

2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

      Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to October 15, 2006, AirGate may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price equal to 100% of the principal amount so redeemed plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2) AirGate makes such redemption not more than 90 days after the consummation of any such Equity Offering.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require AirGate to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of that Holder’s Notes pursuant to a Change of Control Offer, as defined below. In the Change of Control Offer, AirGate will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, AirGate will mail a notice to each Holder of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes (a “Change of Control Offer”) on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. AirGate will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

      To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, AirGate will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, AirGate will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by AirGate.

      The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or cause to be transferred by book entry to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      AirGate will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require AirGate to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that AirGate repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      AirGate will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by AirGate and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of AirGate and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting, the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require AirGate to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AirGate and its Subsidiaries taken as a whole to another Person or group is uncertain.

      On January 11, 2005, AirGate commenced a consent solicitation with respect to the Notes and AirGate’s outstanding 9 3/8% Notes. The purpose of the consent solicitation is to obtain the requisite consents to amend the definition of “change of control” in each of the indentures that govern the Notes and the 9 3/8% Notes to eliminate the requirement that AirGate make a repurchase offer for the Notes and the 9 3/8% Notes upon the change of control that would otherwise result upon the completion of AirGate’s merger with Alamosa. The consent solicitation will expire at 5:00 p.m., New York time, on January 25, 2005, unless extended by AirGate. Only holders of Notes and 9 3/8% Notes as of January 10, 2005, the record date for the consent solicitation, may participate in the consent solicitation.

      Completion of the consent solicitation is conditioned upon receipt of consents from holders of a majority in aggregate principal amount of each series of notes at or prior to the expiration time and the completion of the merger on or before June 30, 2005. If AirGate receives the requisite consents by the expiration time and the merger is completed on or before June 30, 2005, holders of record of Notes and 9 3/8% Notes that validly delivered their consents before the expiration time will receive a consent payment equal to 0.25% of the principal amount of Notes and 9 3/8% Notes represented by their consents. The detailed terms and conditions of the consent solicitation are contained in the consent solicitation statement of AirGate, dated January 11, 2005, and the related consent letter, which have been mailed to holders of record of the Notes and 9 3/8% Notes.

      AirGate will not commence the exchange offer set forth in this prospectus until completion of the consent solicitation.

Asset Sales

      AirGate will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) AirGate, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by AirGate’s Board of Directors and, if such fair market value exceeds $5.0 million, is evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by AirGate or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities, as shown on AirGate’s or such Restricted Subsidiary’s most recent balance sheet, of AirGate or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases AirGate or such Restricted Subsidiary from further liability; and

(b) any securities, Notes or other obligations received by AirGate or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by AirGate or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(4) if such Asset Sale involves the transfer of Collateral, (a) such Asset Sale complies with the applicable provisions of the Security Documents and (b) all consideration (other than cash) received in such Asset Sale shall be expressly made subject to the Lien under the Security Documents.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, AirGate may apply such Net Proceeds at its option:

(1) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business which becomes part of, or which is or becomes, a Restricted Subsidiary;

(2) to make a capital expenditure in assets that are used or useful in a Permitted Business or

(3) to acquire other long-term assets that are used or useful in a Permitted Business;

provided that if the assets disposed of in such Asset Sale were Collateral and had a fair market value of $3.0 million or more, the assets acquired pursuant to clauses (1) through (3) above are also Collateral.

      Pending the final application of any such Net Proceeds, AirGate may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, AirGate will make an Asset Sale Offer to all Holders of Notes and all holders of other First Priority Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and other First Priority Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, AirGate may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the Security Documents. If the aggregate principal amount of Notes and other First Priority Indebtedness tendered into such Asset Sale Offer exceeds the amount of

Excess Proceeds, the Trustee shall select the Notes and the other First Priority Indebtedness on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      AirGate will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, AirGate will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

      Events of Loss. The Indenture will provide that in the event of an Event of Loss with respect to any Collateral with a fair market value (or replacement cost, if greater) in excess of $1.0 million, AirGate or the affected Guarantor, as the case may be, will apply any Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the affected Property (the “Subject Property”), with no concurrent obligation to make any purchase of any Notes if AirGate delivers to the Trustee within 90 days of such Event of Loss:

(1) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed and operating within 360 days from the date of such certification; and

(2) an Officers’ Certificate certifying that AirGate or the affected Guarantor has available from Net Loss Proceeds (including amounts collectible from the applicable insurance carrier) or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above.

      Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this covenant will constitute Excess Loss Proceeds. When the aggregate amount of Excess Loss Proceeds received by AirGate and its Restricted Subsidiaries exceeds $10.0 million, AirGate will make an offer, on a pro rata basis (an “Event of Loss Offer”), to all holders of Notes and all holders of other First Priority Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds resulting from an Event of Loss to purchase the maximum principal amount of Notes and such other First Priority Indebtedness that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the purchase date and will be payable in cash. If any Excess Loss Proceeds remain after consummation of any purchase contemplated by an Event of Loss Offer, AirGate may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the Indenture and the Security Documents. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset to zero.

      AirGate will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, AirGate will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the covenant described hereunder by virtue of such conflict.

Selection and Notice

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

•	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Selected Covenants

Limitation on Restricted Payments

      AirGate shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to the holders of, any shares of its Equity Interests, other than dividends or distributions payable solely in its Equity Interests, other than Disqualified Stock, or in options, warrants or other rights to purchase any such Equity Interests, other than Disqualified Stock;

(2) purchase, redeem or otherwise acquire or retire for value, other than value consisting solely of Equity Interests of AirGate that is not Disqualified Stock or options, warrants or other rights to acquire such Equity Interests that is not Disqualified Stock, any Equity Interests of AirGate, including options, warrants or other rights to acquire such Equity Interests;

(3) redeem, repurchase, defease or otherwise acquire or retire for value, other than value consisting solely of Equity Interests of AirGate that is not Disqualified Stock or options, warrants or other rights to acquire such Equity Interests that is not Disqualified Stock, more than one year prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate, whether pursuant to its terms or by operation of law, in right of payment to the Notes; or

(4) make any Investment that is not a Permitted Investment;

(each of the foregoing actions set forth in clauses (1) through (4), other than any such action that is a Permitted Investment, being referred to as a “Restricted Payment”), unless, at the time thereof, and after giving effect thereto,

      (a) no Default or Event of Default shall have occurred and be continuing;

      (b) AirGate would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; and

      (c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made on or after the Closing Date shall not exceed

(i) the amount of (x) the Operating Cash Flow of AirGate after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of AirGate are available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 150% of the cumulative Consolidated Interest Expense of AirGate after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of AirGate are available preceding the date of such Restricted Payment treated as a single accounting period, plus

(ii) the aggregate Net Proceeds, including the fair market value of property other than cash, as determined:

(A) in the case of any property other than cash with a value less than $25 million, by the Board of Directors, whose good-faith determination shall be conclusive and as evidenced by a Board Resolution, or

(B) in the case of any property other than cash with a value equal to or greater than $25 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by AirGate from the issuance and sale, other than to a Restricted Subsidiary, on or after the Second Priority Notes Closing Date of shares of its Equity Interests other than Disqualified Stock, or any options, warrants or other rights to purchase such Equity Interests, other than Disqualified Stock, plus

(iii) the aggregate Net Proceeds, including the fair market value of property other than cash, as determined:

(A) in the case of any property other than cash with a value less than $25 million, by the Board of Directors, whose good-faith determination shall be conclusive and as evidenced by a Board Resolution, or

(B) in the case of any property other than cash with a value equal to or greater than $25 million, by an accounting, appraisal or investment banking firm of national standing and evidenced by a written opinion of such firm, received by AirGate from the issuance or sale, other than to a Restricted Subsidiary, after the Second Priority Notes Closing Date of any Equity Interests of AirGate, other than Disqualified Stock, or any options, warrants or other rights to purchase such Equity Interests, other than Disqualified Stock, upon the conversion of, or exchange for, Indebtedness of AirGate or a Restricted Subsidiary, plus

(iv) the aggregate Net Proceeds received by AirGate or any Restricted Subsidiary from the sale, disposition or repayment, other than to AirGate or a Restricted Subsidiary, of any Investment made after the Second Priority Notes Closing Date and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment previously made (and treated as a Restricted Payment), in either case, less the cost of disposition of such Investment.

      The foregoing limitations in this “Limitation on Restricted Payments” covenant do not limit or restrict the making of any Permitted Investment, and a Permitted Investment shall not be counted as a Restricted Payment for purposes of clause (c) above, except that a Permitted Investment made pursuant to clause (7) of the definition of Permitted Investments shall be counted as a Restricted Payment for the purposes of clause (c) above. In addition, so long as no Default or Event of Default shall have occurred and be continuing, the foregoing limitations do not prevent AirGate from:

(1) the payment of a dividend on Equity Interests of AirGate within 60 days after the declaration thereof if, on the date when the dividend was declared, AirGate could have paid such dividend in accordance with the provisions of the Indenture;

(2) the repurchase of Equity Interests of AirGate, including options, warrants or other rights to acquire such Equity Interests, from former employees or directors of AirGate or any Subsidiary thereof for consideration not to exceed $2.0 million in the aggregate in any fiscal year; provided that any unused amount in any 12-month period may be carried forward to one or more future periods; provided, further, that the aggregate amount of all such repurchases made pursuant to this clause (2) does not exceed $10.0 million in the aggregate;

(3) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

(a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Equity Interests, other than Disqualified Stock, of AirGate or options, warrants or other rights to acquire such Equity Interests, or

(b) Indebtedness that (i) is at least as subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being purchased and (ii) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being repurchased, with Restricted Payments pursuant to this clause (3) not being counted as Restricted Payments for purposes of clause (c) above;

(4) the repurchase, redemption or other acquisition of Equity Interests of AirGate, or options, warrants or other rights to acquire such Equity Interests, in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of our common stock, other than Disqualified Stock, of AirGate or options, warrants or other rights to acquire such Equity Interests;

(5) the repurchase of 13.5% Notes as described under “Use of Proceeds;”

(6) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of AirGate to the holders of its Equity Interests on a pro rata basis; or

(7) other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding, with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause (c) above.

      Restricted Payments made pursuant to clause (1) of the immediately preceding paragraph will be included in the calculation of subsequent Restricted Payments. In addition, if any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the second preceding paragraph to the extent such Investments would otherwise be so counted.

      For purposes of clause (3) and (4) above, the net proceeds received by AirGate from the issuance or sale of its Equity Interests either upon the conversion of, or exchange for, Indebtedness of AirGate or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the sum of (1) the principal amount or accreted value, whichever is less, of such Indebtedness on the date of such conversion or exchange and (2) the additional cash consideration, if any, received by AirGate upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale. In addition, for purposes of clause (3) and (4) above, the net proceeds received by AirGate from the issuance or sale of its Equity Interests upon the exercise of any options or warrants of AirGate or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the additional cash consideration, if any, received by AirGate upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale.

      For purposes of this “Limitation on Restricted Payments” covenant, if a particular Restricted Payment involves a noncash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the noncash portion of such Restricted Payment, as determined by the Board of Directors, whose good-faith determination shall be conclusive and evidenced by a Board Resolution. Not later than the date of making any Restricted Payment, AirGate shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Limitation on Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

      The amount of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital, including interest and dividends, in each case, received in cash, up to the amount of such Investment on the date made.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

      AirGate shall not, and shall not permit any Restricted Subsidiary to, incur any Indebtedness, including Acquired Debt, other than Permitted Debt, and AirGate shall not issue any Disqualified Stock unless immediately after giving effect to the incurrence of such Indebtedness or the issuance of such Indebtedness or the issuance of such Disqualified Stock and the receipt and application of the net proceeds therefrom, including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness or make any Restricted Payment, the Consolidated Debt to Operating Cash Flow Ratio would be less than 6.5 to 1.0.

      So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by AirGate and its Subsidiaries of Existing Indebtedness;

(2) the incurrence by AirGate and the Guarantors of Indebtedness represented by the Notes issued on the Issue Date and the related Guarantees;

(3) the incurrence by AirGate or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of leasing or financing all or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in the business of AirGate or such Restricted Subsidiary, including telephone and computer systems and operating facilities, in an aggregate principal amount not to exceed $5.0 million at any time outstanding and the aggregate principal amount of such Indebtedness does not exceed the fair market value (on the date of incurrence thereof) of the property so leased or financed;

(4) the incurrence by AirGate or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (11) of this paragraph;

(5) the incurrence by AirGate or any of its Restricted Subsidiaries of intercompany Indebtedness between or among AirGate and any of its Wholly Owned Restricted Subsidiaries that are Guarantors; provided, however, that:

(a) if AirGate or any Guarantor is the obligor on such Indebtedness, such Indebtedness, other than intercompany obligations owed by AirGate to AGW Leasing Company, Inc. relating to tower leases or licenses and leases of real property, must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of AirGate, or the Guarantee of such Guarantor, in the case of a Guarantor; and

(b) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than AirGate or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor and (2) any sale or other transfer of any such Indebtedness to a Person that is not either AirGate or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by AirGate or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by AirGate or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(7) the guarantee by AirGate or any of the Guarantors of Indebtedness of AirGate or a Restricted Subsidiary of AirGate that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by AirGate’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of AirGate that was not permitted by this clause (8);

(9) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

(10) Indebtedness (A) in respect of performance, surety or appeal bonds or bankers’ acceptances provided in the ordinary course of business; and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of AirGate or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by a person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by AirGate or any Restricted Subsidiary in connection with such disposition; and

(11) the incurrence by AirGate or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $75.0 million.

      For purposes of determining compliance with this “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, AirGate will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Limitation on Amendment of Second Priority Notes

      The Indenture will provide that AirGate shall cause the Notes to be designated as “Designated Senior Debt” under the indenture governing the Second Priority Notes, and that AirGate will not amend the terms of the indenture or security documents governing the Second Priority Notes in any manner that would affect the ranking of the Second Priority Notes or the Liens on the Collateral securing the Second Priority Notes in a manner materially adverse to the Holders of Notes.

Limitation on Liens

      AirGate will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind, other than Permitted Liens, on or with respect to any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

      AirGate will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to AirGate or any of AirGate’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to AirGate or any of its Restricted Subsidiaries;

(2) make loans or advances to AirGate or any of AirGate’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to AirGate or any of AirGate’s Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Security Documents;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by AirGate or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens relating to Indebtedness otherwise permitted to be incurred and secured pursuant to the provisions of the covenants described above under the captions “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens” that limit the right of AirGate or any of its Restricted Subsidiaries to dispose of the assets securing such Indebtedness;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers or vendors under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

      AirGate shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person, and shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer or other disposition of the properties and assets of AirGate and its Restricted Subsidiaries, taken as a whole, substantially as an entirety to any Person, unless, at the time and after giving effect thereto:

(1) either: (A) if the transaction or series of transactions is a consolidation of AirGate with or a merger of AirGate with or into any other Person, AirGate shall be the surviving Person of such merger or consolidation, or (B) the Person formed by any consolidation with or merger with or into AirGate, or to which the properties and assets of AirGate or AirGate and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred (any such surviving Person or transferee Person referred to in this clause (B) being the “Surviving Entity”), shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of AirGate under the Notes, the Indenture and the Security Documents and, in each case, the Indenture and the Security Documents, as so supplemented, shall remain in full force and effect;

(2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(3) AirGate or the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, (A) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of AirGate immediately preceding the transaction and (B) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary or AirGate to any other Restricted Subsidiary or AirGate, or the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary or AirGate.

      The Indenture also provides that AirGate may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, AirGate shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof, required under clause (1)(B) of the preceding paragraph, comply with the requirements of the Indenture and an opinion of counsel. Each such Officers’ Certificate shall set forth the manner of determination of AirGate’s compliance with clause (3) of the preceding paragraph.

      For all purposes of the Indenture and the Notes, including the provisions described in the two immediately preceding paragraphs and the “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and “Designation of Restricted and Unrestricted Subsidiaries” covenants, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the “Designation of Restricted and Unrestricted Subsidiaries” covenant and all Indebtedness of the Surviving Entity and its Subsidiaries that was not Indebtedness of AirGate and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

      The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of AirGate under the Indenture and the Security Documents, and the predecessor company shall be released from all its obligations and covenants under the Indenture, the Security Documents and the Notes.

Limitation on Transactions with Affiliates

      AirGate will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to AirGate or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by AirGate or such Restricted Subsidiary with an unrelated Person; and

(2) AirGate delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; provided, however, AirGate need not deliver such Officers’ Certificate to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions that involve (i) aggregate consideration not in excess of $5.0 million and (ii) an Affiliate that (x) engages in a related telecommunication services business, (y) bids on, owns or leases spectrum or (z) provides management, billing or customer care services; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, including payments made thereunder in securities or cash, entered into by AirGate or any of its Restricted Subsidiaries in the ordinary course of business of AirGate or such Restricted Subsidiary;

(2) transactions between or among AirGate and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees, expenses and indemnification (whether such payment is made pursuant to AirGate’s charter or by-laws or a written agreement with any director or officer) to Persons who are not otherwise Affiliates of AirGate;

(4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Limitation on Restricted Payments”; and

(5) sales of Equity Interests, other than Disqualified Stock, and the grant of registration rights with respect thereto, to Affiliates of AirGate.

Additional Guarantees

      If AirGate or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the Indenture, then that newly acquired or created Restricted Subsidiary must become a Guarantor and (1) execute a supplemental indenture satisfactory to the Trustee making the Restricted Subsidiary a party to the Indenture, (2) execute an endorsement of Guarantee, (3) deliver an Opinion of Counsel to the Trustee and (4) become a party to the Security Documents, in each case within 10 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by AirGate and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under paragraph (c) of the covenant described above under the caption “— Limitation on Restricted Payments” or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitation on Sale and Leaseback Transactions

      AirGate will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that AirGate or any Restricted Subsidiary of AirGate that is a Guarantor may enter into a Sale and Leaseback Transaction if:

(1) AirGate or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the first paragraph of the covenant described above under the caption “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Limitation on Liens”;

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value of the property that is the subject of such Sale and Leaseback Transaction, as determined in good faith by the Board of Directors and, if the aggregate consideration received in the Sale and Leaseback Transaction exceeds $1.0 million, is set forth in an Officers’ Certificate delivered to the Trustee; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and AirGate applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

      AirGate will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of AirGate to any Person, other than AirGate or a Wholly Owned Restricted Subsidiary of AirGate, unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(2) such transfer, conveyance, sale, lease or other disposition is effected in accordance with the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales.”

      In addition, AirGate will not permit any Wholly Owned Restricted Subsidiary of AirGate to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares, to any Person other than to AirGate or a Wholly Owned Restricted Subsidiary of AirGate.

Business Activities

      AirGate will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

      AirGate will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, AirGate will furnish to the Holders of Notes:

(1) all quarterly and annual financial information that is required to be filed with the Commission on Forms 10-Q and 10-K to the extent AirGate does not file such Forms with the Commission, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by AirGate’s independent accountants; and

(2) all current reports that are required to be filed with the Commission on Form 8-K to the extent AirGate does not file such reports with the Commission.

      If AirGate has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of AirGate and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of AirGate.

      In addition, whether or not required by the Commission, AirGate will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability unless the Commission will not accept such a filing, within the time periods specified in the Commission’s rules and regulations, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by AirGate or any of its Restricted Subsidiaries to comply with the provisions described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales.”

(4) failure by AirGate or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by AirGate or any of its Restricted Subsidiaries, or the payment of which is guaranteed by AirGate or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by AirGate or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) any Security Document or the Intercreditor Agreement is held to be unenforceable or invalid for any reason, the security interests purported to be created by the Security Documents are held to be unenforceable, invalid or impaired with respect to a material portion of the Collateral, AirGate or any Guarantor defaults in the performance of the terms of any of the Security Documents or the Intercreditor Agreement in a manner which adversely affects the enforceability or validity of the security interest on a material portion of the Collateral or in a manner which adversely affects the condition or value of a material portion of the Collateral, or AirGate or any Guarantor repudiates or disaffirms any of its obligations under any of the Security Documents or the Intercreditor Agreement;

(8) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(9) certain events of bankruptcy or insolvency with respect to AirGate, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(10) any event occurs that causes, subject to any applicable grace period, an Event of Termination under any of the Sprint Agreements; and

(11) the occurrence of any Event of Default as defined in the indenture governing the Second Priority Notes.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to AirGate, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. For the purposes of clause (11) of the preceding paragraph, an Event of Default as defined in the indenture governing the Second Priority Notes that, in accordance with its terms, (x) requires the passage of a period of time shall not be an Event of Default with respect to the Notes prior to the passage of such period of time and/or (y) requires the giving of notice shall not be an Event of Default with respect to the Notes unless the Trustee or the holders of Notes shall provide notice in accordance with the provisions of the Indenture generally applicable to the giving of notices of default, but shall not require that the holders of Second Priority Notes provide any comparable notice.

      Holders of the Notes may not enforce the Indenture, the Security Documents or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

      The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of AirGate with the intention of avoiding payment of the premium that AirGate would have had to pay if AirGate then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 15, 2006, by reason of any willful action or inaction taken or not taken by or on behalf of AirGate with the intention of avoiding the prohibition on redemption of the Notes prior to October 15, 2006, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      AirGate is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, AirGate is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of AirGate or any Guarantor, as such, shall have any liability for any obligations of AirGate or the Guarantors under the Notes, the Indenture, the Guarantees, the Intercreditor Agreement or any Security Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      AirGate may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) AirGate’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and AirGate’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, AirGate may, at its option and at any time, elect to have the obligations of AirGate and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) AirGate must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and AirGate must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, AirGate shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) AirGate has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, AirGate shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the Indenture, to which AirGate or any of its Restricted Subsidiaries is a party or by which AirGate or any of its Restricted Subsidiaries is bound;

(6) AirGate must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of AirGate between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of AirGate under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) AirGate must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by AirGate with the intent of preferring the holders of Notes over the other creditors of AirGate with the intent of defeating, hindering, delaying or defrauding creditors of AirGate or others; and

(8) AirGate must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement or any Security Document may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes (it being understood that the provisions of the Intercreditor Agreement and the Security Documents that may by their terms be amended or supplemented without the consent of the Holders do not require the consent of the Holders contemplated hereby), including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing default or compliance with any provision of the Indenture, the Notes, the Intercreditor Agreement or any Security Document may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (it being understood that the provisions of the Intercreditor Agreement and the Security Documents that may by their terms be waived without the consent of the Holders do not require the consent of the Holders contemplated hereby), including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes.

      Without the consent of each holder adversely affected, an amendment or waiver may not, with respect to any Notes held by a non-consenting holder:

(1) reduce the aggregate of the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, other than provisions relating to the covenants described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales”;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note, other than a payment required by one of the covenants described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales”; or

(8) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder of Notes, AirGate and the Trustee may amend or supplement the Indenture, the Notes, the Intercreditor Agreement or any Security Document:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of AirGate’s obligations to Holders under the Indenture, the Intercreditor Agreement or any Security Document, in the case of a merger or consolidation or sale of all or substantially all of AirGate’s assets in accordance with the applicable provisions of the Indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

(5) to secure the Notes under the Indenture, to add Guarantees with respect to the Notes, or to confirm and evidence the release, termination or discharge of any such security or Guarantee when such release, termination or discharge is permitted by the Indenture and the Security Documents;

(6) to add or release Collateral as permitted under the terms of the Indenture, the Intercreditor Agreement or the Security Documents;

(7) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise in obtaining an exemption from, or interpretation of, or in elaborating on, the requirements of the Trust Indenture Act or to enable AirGate to rely on existing interpretations of the Commission regarding the requirements of the Trust Indenture Act; or

(8) to equally and ratably secure First Priority Indebtedness incurred in compliance with the provisions of the Indenture.

Concerning the Trustee

      If the Trustee becomes a creditor of AirGate or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Definitions

      Set forth below are many of the defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “13 1/2% Notes” means the 13 1/2% Senior Subordinated Discount Notes due 2009 of AirGate outstanding on the Closing Date.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “After Acquired Real Property Interest” means a fee interest in any individual or contiguous parcels of owned real property having a fair market value (as determined in good faith by the Board of Directors of AirGate) in excess of $2.0 million individually or in a series of one or more related transactions.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, accounts receivable and sales of surplus or obsolete property or equipment in the ordinary course of business consistent with industry practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of AirGate and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Selected Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of AirGate’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to AirGate and its Restricted Subsidiaries of less than $1.0 million;

(2) a transfer of assets between or among AirGate and its Wholly Owned Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to AirGate or to another Wholly Owned Restricted Subsidiary;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Selected Covenants — Limitation on Restricted Payments”; and

(5) any transfer by AirGate or a Subsidiary of property or equipment with a fair market value of less than $5.0 million to a Person who is not an Affiliate of AirGate in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (5), AirGate shall deliver to the Trustee an officer’s certificate certifying that such exchange complies with this clause (5); provided further that if the property or equipment exchanged constituted Collateral and had a fair market value of $3.0 million or more, the property or equipment so acquired also constitutes Collateral.

      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

      “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of AirGate to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

      “Capital Lease Obligation” means, as of any date of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank, including the Trustee, having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from a Rating Organization and in each case maturing prior to one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of AirGate and its Subsidiaries taken as a whole to any “person,” as such term is used in Section 13(d)(3) of the Exchange Act;

(2) the adoption of a plan relating to the liquidation or dissolution of AirGate;

(3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person,” as defined above, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of AirGate, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of AirGate are not Continuing Directors; or

(5) AirGate consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, AirGate, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AirGate is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of AirGate outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

      Notwithstanding the foregoing, a “Change of Control” shall not occur under clause (5) above in the event AirGate merges or consolidates with a Sprint PCS Affiliate, if

      (a) after announcement of the merger or consolidation but before consummation thereof,

(i) there shall not have occurred any downgrading nor shall any notice have been given (that is not subsequently removed prior to the consummation thereof) of any potential or intended downgrading of any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by a Rating Organization, that is not subsequently removed prior to such consummation;

(ii) there shall not have occurred any suspension or withdrawal of, nor shall any notice have been given of any potential or intended suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Notes (including, without limitation, the placing of any of the Notes on credit watch with negative or developing implications or under review with an uncertain direction) by any Rating Organization, in each case that is not subsequently removed prior to the consummation of such merger or consolidation;

(iii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by any Rating Organization, that is not subsequently removed prior to the consummation of such merger or consolidation;

(iv) no Rating Organization shall have given notice that it has assigned (or is considering assigning) a rating to the Notes that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, that is not subsequently removed prior to such consummation; and

      (b) the Beneficial Owners of Voting Stock of AirGate prior to the merger or consolidation continue to be the Beneficial Owners of at least 35% of the outstanding Voting Stock of AirGate or the surviving Person after the merger or consolidation; and

      (c) a majority of the members of the Board of Directors and the Chief Executive Officer, Chief Financial Officer and one additional “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate or the surviving Person after the merger or consolidation.

      “Closing Date” means the date on which the Notes are originally issued under the Indenture.

      “Collateral” means, collectively, all of the property and assets that are from time to time subject to or required to be subject to the Liens created under the Security Documents.

      “Consolidated Debt” means the aggregate amount of Indebtedness of AirGate and its Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination.

      “Consolidated Debt to Operating Cash Flow Ratio” means, at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Operating Cash Flow for the period of the latest four fiscal quarters for which consolidated financial statements of AirGate are available.

      “Consolidated Interest Expense” of any Person means, for any period, (1) the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals), (2) the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, (3) all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and (4) the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Capital Stock payable solely in Capital Stock of AirGate (other than Disqualified Stock) or to AirGate or its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income, but not loss, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income, but not loss, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

      “Consolidated Net Worth” means, with respect to any Person as of any date of determination, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

      “Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of AirGate, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of AirGate in accordance with generally accepted accounting principles; provided, however, that “Consolidation” shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of AirGate or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term “Consolidated” has a correlative meaning.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of AirGate who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require AirGate to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to AirGate’s repurchase of the Notes as are required pursuant to such covenants.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

      “Equity Offering” means either (a) an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act or (b) the sale of Qualified Capital Stock of the Company to one or more accredited or institutional investors.

      “Event of Loss” means, with respect to any property, any (i) loss, destruction or damage of or to such property or (ii) condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation or requisition of the use of such property.

      “Event of Termination” means any of the events described in (1) Section 11.3 of the Management Agreement; (2) Section 13.2 of the Trademark Agreement or (3) Section 13.2 of the Spectrum Trademark Agreement.

      “Existing Indebtedness” means the $159.0 million in aggregate principal amount of Indebtedness of AirGate and its Restricted Subsidiaries in existence on the date of the Indenture.

      “First Priority Indebtedness” means the Notes, the Guarantees and any other Indebtedness of AirGate and the Guarantors that is secured by a Lien permitted by clause (15) of the definition of “Permitted Liens.”

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Government Securities” means (1) any security which is (a) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and (2) any depository receipt issued by a bank, as defined in the Securities Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

      “Guarantee” means any guarantee of the Notes by any Guarantor pursuant to the Indenture.

      “Guarantors” means each of AGW Leasing Company, Inc., AirGate Network Services, LLC and AirGate Service Company, Inc. and any future subsidiary that guarantees the Notes in accordance with the provisions of the Indenture, and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of (i) debt of such Person for money borrowed, and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transactions (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Capital Stock (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Indebtedness represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been incurred pursuant to clause (6) of the second paragraph of the covenant described under “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” or (ii) the notional amount of such Hedging Obligation if not incurred pursuant to such clause.

      “Intercreditor Agreement” means the intercreditor agreement, dated as of the Closing Date, between the Collateral Agent and the collateral agent for the Second Priority Notes, and consented to by AirGate and the Guarantors as the same may be amended, supplemented, restated, replaced or otherwise modified form time to time.

      “Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If AirGate or any Restricted Subsidiary of AirGate sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of AirGate such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of AirGate, AirGate shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Selected Covenants — Limitation on Restricted Payments.”

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

      “Management Agreement” means the Management Agreement between SprintCom, Inc. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time.

      “Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain, but not loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

      “Net Loss Proceeds” means the aggregate cash proceeds received by AirGate or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs of recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the property subject to such Event of Loss ranking senior to the Lien securing the Notes (provided, that in case of any Event of Loss involving Collateral, such Lien constitutes a Permitted Lien of the type described in clauses (2), (3), (5), (8) or (9) of the definition of Permitted Liens that is permitted to be senior to the Liens granted to the Collateral Agent pursuant to the Security Documents on the property that was the subject of such Event of Loss), and any taxes attributable to such Event of Loss paid or payable as a result thereof.

      “Net Proceeds” means the aggregate cash proceeds received by AirGate or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien of the type described in clauses (2), (3), (5), (8) or (9) of the definition of Permitted Liens on the asset or assets that were the subject of such Asset Sale ranking senior to the Liens securing the Notes and appropriate amounts to be provided by AirGate or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by AirGate or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither AirGate nor any of its Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the Notes, of AirGate or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of AirGate or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities of any kind payable under the documentation governing any Indebtedness.

      “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of AirGate, and delivered to the Trustee.

      “Operating Cash Flow” means, for any period, AirGate’s Consolidated Net Income (Loss) plus, to the extent deducted in calculating Consolidated Net Income (Loss) for such period (i) depreciation, amortization and other non-cash charges, (ii) all amounts in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a consolidated basis in accordance with generally accepted accounting principles, (iii) amounts actually incurred in pursuit of claims against, or disputing claims by, Sprint PCS or any of its Affiliates, in an aggregate amount not to exceed $2 million in any one fiscal year period, provided that any portion of such amount not expended in any such one-year period may be carried forward into the succeeding one-year period but not in any subsequent year, (iv) amounts not in excess of $5 million in start-up costs actually incurred in connection with the provision of billing and customer care services and any similar services by AirGate or an Affiliate that had been provided to AirGate pursuant to the Sprint Agreements, (v) any restructuring costs or charges incurred in connection with the restructuring transactions described in this offering memorandum. For purposes of calculating Operating Cash Flow for the four fiscal quarters most recently completed for which financial statements are available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Operating Cash Flow Ratio, (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such period, (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such period and (3) if AirGate or any Restricted Subsidiary shall have in any manner acquired (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities constituting such operating business) any operating business during or subsequent to the most recently completed four fiscal quarters, such calculation will be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed period.

      “Paying Agent” means any Person authorized by AirGate to pay the principal of, and premium, if any, or interest on any Notes on behalf of AirGate.

      “Permitted Business” means the business primarily involved in (a) the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of communications systems, (b) the delivery or distribution of communications, voice, data or video services, (c) the provision of management, billing or customer care services or (d) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by AirGate or any Restricted Subsidiary on the Closing Date.

      “Permitted Investments” means:

(1) any Investment in AirGate or in a Wholly Owned Restricted Subsidiary of AirGate that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by AirGate or any Restricted Subsidiary of AirGate in a Person, if as a result of such Investment:

(a) such Person becomes a Wholly Owned Restricted Subsidiary of AirGate; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, AirGate or a Wholly Owned Restricted Subsidiary of AirGate;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of AirGate;

(6) Investments, the payment of which consists only of Equity Interests, other than Disqualified Stock, of AirGate;

(7) Investments of up to $7.5 million during the period from the Issue Date to December 31, 2004 less the amount of any Investments made prior to the Issue Date and during fiscal 2004 (but not less than zero), $10 million in fiscal 2005, $12.5 million in fiscal 2006 and $15 million in fiscal 2007, in the aggregate, in one or more transactions in one or more entities that (i) will engage in a related telecommunications service business, (ii) will bid on, own or lease spectrum or (iii) will provide management, billing or customer care services; provided that, at the time of such Investment, AirGate could have incurred $1.00 of additional debt pursuant to the first paragraph of the covenant described in “Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of

Preferred Stock”; provided, further, that such amounts will be included in the calculation of subsequent Restricted Payments under the covenant described in “Selected Covenants — Limitation on Restricted Payments.”

(8) Investments in one or more transactions, not to exceed an aggregate of $5 million, in one or more entities that will provide management, billing or customer care services; and

(9) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not to exceed $5.0 million.

      “Permitted Liens” means:

(1) Liens in favor of AirGate or the Guarantors;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with AirGate or any Restricted Subsidiary of AirGate; provided that such Liens (a) were in existence prior to the contemplation of such merger or consolidation, (b) are not incurred in anticipation of or in connection with such merger or consolidation, and (c) do not extend to any assets other than those of the Person merged into or consolidated with AirGate or the Restricted Subsidiary;

(3) Liens on property existing at the time of acquisition thereof by AirGate or any Restricted Subsidiary of AirGate, provided that such Liens (a) were in existence prior to the contemplation of such acquisition, (b) are not incurred in anticipation of or in connection with the acquisition of such property and (c) do not extend to any assets other than those of the property acquired;

(4) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (3) of the second paragraph of the covenant entitled “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6) Liens existing on the date of the Indenture including Liens securing the Second Priority Notes outstanding on the Issue Date; providedthat any Liens securing the Second Priority Notes are subordinated to the Lien of the Security Documents pursuant to the terms of the Intercreditor Agreement;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8) Liens incurred in the ordinary course of business of AirGate or any Restricted Subsidiary of AirGate with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(9) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other property owned by AirGate or any Restricted Subsidiary; provided, further, that such Liens are not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary;

(10) Liens securing the Notes and the Guarantees outstanding on the Closing Date;

(11) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (2), (3), and (6); provided that if the Liens securing the obligations being refinanced, refunded, extended, renewed or replaced are junior to the Liens securing the Notes and the Guarantees, such replacement Liens are junior to the Liens securing the Notes and the Guarantees to at least the same extent;

(12) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment or award shall have been finally determined, or the period within which such proceeding may be initiated shall not have expired;

(13) Liens on assets of AirGate or any Restricted Subsidiary arising as a result of a sale and leaseback transaction with respect to such assets; provided that the proceeds from such sale and leaseback transaction are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(14) Liens to secure Indebtedness (and any guarantee of such Indebtedness) permitted to be incurred under (i) clause (11) of the covenant described in the caption “— Selected Covenants — Limitation of Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the first paragraph of such covenant, provided that such Liens shall be junior to the Liens securing the Notes to at least the same extent as the Liens securing the Second Priority Notes; and

(15) Liens on the Collateral ranking pari passu with the Liens securing the Notes securing Indebtedness incurred pursuant to the first paragraph of the “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, including any additional Notes, not to exceed $50 million in aggregate principal amount at any time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of AirGate or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of AirGate or any of its Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

(1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by AirGate as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by AirGate or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity of any nature.

      “Preferred Capital Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

      “Rating Organization” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies Inc., or Moody’s Investors Service, Inc. and their respective successors.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Sale and Leaseback Transaction” means any arrangement with any Person (other than AirGate or a Subsidiary), or to which any such Person is a party, providing for the leasing, pursuant to a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, to AirGate or a Restricted Subsidiary of any property or asset which has been or is to be sold or transferred by AirGate or such Restricted Subsidiary to such Person or to any other Person (other than AirGate or a Subsidiary) to which funds have been or are to be advanced by such Person.

      “Second Priority Notes” means $159.0 million aggregate principal amount of Senior Subordinated Secured Notes due September 1, 2009 issued under an indenture dated as of February 4, 2004 by and among The Bank of New York Trust Company, N.A. as trustee, AirGate and the subsidiary guarantors named therein.

      “Second Priority Notes Closing Date” means the date upon which the Second Priority Notes were first issued.

      “Security Documents” means, collectively, the security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments, as amended, supplemented, replaced or otherwise modified from time to time, that evidence or create a security interest in any or all of the Collateral in favor of the Trustee and any Holders of the Notes.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

      “Spectrum Trademark Agreement” means the Sprint Trademark and Service Mark License Agreement between Sprint Spectrum L.P. and AirGate, dated as of July  22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time.

      “Sprint Agreements” means the (1) Management Agreement; (2) Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate, dated as of July  22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time; (3) Trademark Agreement; and (4) Spectrum Trademark Agreement.

      “Sprint PCS Affiliate” means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Sprint Agreements.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency,

to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.

      “Trademark Agreement” means Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and AirGate, dated as of July 22, 1998, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time.

      “Trustee” means the trustee under the Indenture.

      “Unrestricted Subsidiary” means any Subsidiary of AirGate that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with AirGate or any Restricted Subsidiary of AirGate unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to AirGate or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of AirGate;

(3) is a Person with respect to which neither AirGate nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of AirGate or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of AirGate or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of AirGate or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of AirGate as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Selected Covenants — Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of AirGate as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Selected Covenants  — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” AirGate shall be in default of such covenant. The Board of Directors of AirGate may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of AirGate of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Selected Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors’ qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

      The following is a discussion of the material United States federal income tax consequences of the exchange of original notes issued on October 25, 2004 for new notes and the purchase, ownership and disposition of the new notes. This summary deals only with notes held as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, partnerships and other pass-through entities, expatriates, persons holding the notes as part of a hedging or conversion transaction, a straddle or a constructive sale, and persons whose functional currency is not the United States dollar. This summary does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws or estate, gift or other tax laws.

      As used in this summary: “United States Holder” means a beneficial owner of the notes, who or that: is a citizen or resident of the United States; is a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or political subdivision thereof; is an estate the income of which is subject to United States federal income taxation regardless of its source; or is a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable United States treasury regulations to be treated as a United States person; A “Foreign Holder” is a beneficial owner of notes that is an individual, corporation, trust or estate and not a United States Holder; “Code” means the United States Internal Revenue Code of 1986, as amended to date; and “IRS” means the United States Internal Revenue Service.

      If a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships which hold notes should consult their tax advisors.

      Special rules may apply to certain Foreign Holders, such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them or to their shareholders.

      The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Code, the applicable United States Treasury regulations promulgated and proposed under the Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

The Exchange Offer

      Pursuant to this exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the SEC and therefore will not be subject to transfer restrictions. We believe that the exchange pursuant to the exchange offer described above will not result in a taxable event. Accordingly,

•	no gain or loss will be realized by a United States Holder upon receipt of a new note;

•	the holding period of the new note will include the holding period of the original note exchanged therefor, and

•	the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original note exchanged at the time of such exchange.

United States Holders

      Interest. A United States Holder will be required to include in gross income the stated interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder’s regular method of accounting for United States federal income tax purposes. The original notes were not and the new notes will not be issued with original issue discount and the remainder of this section so assumes.

      Sale, exchange, or retirement of the notes. A United States Holder’s tax basis in a note generally will be its cost. A United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption) of a note in an amount equal to the difference between the amount of cash plus the fair market value of any property received, other than any such amount attributable to accrued interest (which will be taxable as such if not previously included in income), and the United States Holder’s tax basis in the note. Gain or loss recognized on the sale, exchange or retirement of a note generally will be capital gain or loss. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder’s holding period for the notes, with a preferential rate available for notes held for more than one year, and upon the United States Holder’s marginal tax rate for ordinary income. The deductibility of capital losses may be subject to certain limitations.

      Market Discount. If a United States Holder purchases a new note (or purchased the original note for which the new note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the United States Holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the United States Holder purchased the note.

      Under the market discount rules of the Code, a United States Holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, the note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the United States Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or the original note exchanged for the new note as the case may be).

      In general, market discount will be considered to accrue ratably during the period from the date of acquisition of the new note (or the original note exchanged for a new note as the case may be) to the maturity date of the note, unless the United States Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A United States Holder of a note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. United States Holders should consult their own tax advisors before making this election.

      Amortizable Bond Premium. A United States Holder that purchases a new note (or purchased the original note for which the new note was exchanged as the case may be) for an amount in excess of its stated principal amount will be considered to have purchased the note with “amortizable bond premium” in an amount equal to such excess. A United States Holder may elect to amortize the premium over the remaining term of the note under a constant yield method. The amount amortized in any year will be treated as a reduction to the United States Holder’s interest income from the note and will reduce the

United States Holder’s tax basis in the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. United States Holders should consult their own tax advisors before making this election. Bond premium on a note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the note.

Foreign Holders

      Interest. Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that: the interest is not effectively connected with the conduct by the Foreign Holder of a trade or business in the United States; the holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote; the holder is not a controlled foreign corporation that is related to us through stock ownership; the holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a United States person and provides its name and address on IRS Form W-8BEN (or a suitable substitute form).

      Certain securities clearing organizations and other entities who are not beneficial owners may be able to provide a signed statement to us or our paying agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN or the substitute form.

      For purposes of this summary, we refer to this exemption from United States federal withholding tax as the “Portfolio Interest Exemption.”

      The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

      A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest or gain if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such interest or gain is attributable to a United States permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder, that is a corporation, may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

      To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide us or our paying agent a properly executed IRS Form W-8BEN or IRS Form W-8ECI (or a suitable substitute form), as applicable, prior to the payment of interest. These forms must be periodically updated.

      Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

      Sale, exchange or redemption of the notes. A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or retirement (including a redemption) of notes unless

(1) the holder is an individual who was present in the United States for an aggregate of 183 or more days during the taxable year of the sale, exchange or retirement and certain other conditions are met,

(2) the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder, or

(3) a Foreign Holder is subject to tax pursuant to the provisions of the United States federal income tax law applicable to certain expatriates.

Information Reporting and Backup Withholding

      Backup withholding and information reporting may apply to certain payments of interest on a note and to the proceeds of the sale, redemption or other disposition of a note. We, our paying agent or a broker, as the case may be, will be required to withhold from any payment a backup withholding tax, currently at a rate of 28%, if a United States Holder (other than an exempt recipient such as a corporation) (1) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (2) is notified by the IRS that he has failed to report payments of interest or dividends properly or (3) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. A United States Holder will generally be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to the applicable payor.

      Information reporting requirements will apply to payments of interest to Foreign Holders where such interest is subject to withholding or is exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

      The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a “United States related person” will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is: a “controlled foreign corporation” for United States federal income tax purposes; a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence), is derived from activities that are effectively connected with the conduct of a United States trade or business; or a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the United States treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States.

      In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, United States treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

      Holders of notes should consult their own tax advisors regarding the application of information reporting and backup withholding to their particular circumstances.

PLAN OF DISTRIBUTION

      If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Exchange Offer Procedures” in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 90 days after the date of this prospectus for use in connection with any such resale.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      For a period of 90 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The legality of the new notes and the guarantees offered in this prospectus, the binding obligations of the Company and the subsidiary guarantors pertaining to such notes and guarantees and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia.

EXPERTS

      The consolidated financial statements and schedule of AirGate PCS, Inc. and subsidiaries as of September 30, 2004 and 2003, and for each of the years in the three-year period ended September 30, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4. This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and exhibits.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Initial Purchasers. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the Company since the date hereof.

AirGate PCS, Inc.

Offer to Exchange

First Priority Senior Secured Floating Rate Notes due 2011,
which have been registered under
the Securities Act of 1933,
for any and all outstanding
First Priority Senior Secured Floating Rate Notes due 2011,
which have not
been registered under
the Securities Act of 1933

PROSPECTUS

       Until                     , 2005, all dealers that effect transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Indemnification of the Officers and Directors of AirGate PCS, Inc.

      AirGate PCS, Inc. is a corporation organized under the laws of the State of Delaware.

      Section 102(b)(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its certificate of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

      Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

      Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

      In accordance with the General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the registrant’s Certificate of Incorporation provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or an officer of the registrant, whether the basis for such action or proceeding is an alleged action in an official capacity as an officer or director or in any other capacity while such person was serving as a director or officer of the registrant. The registrant shall indemnify such person to the fullest extent allowed by the Delaware law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise tax, or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such action or suit. The registrant’s Certificate of Incorporation also empowers the indemnitee to recover unpaid amounts of a claim for indemnification by bringing suit against the registrant to recover any unpaid amount of a claim.

      The right to indemnification by the registrant includes the right of the indemnitee to be paid by the registrant for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses.

      The right to indemnification and to the advancement of expenses provided for by the Certificate of Incorporation of the registrant is not exclusive of any other right to which the indemnitee may have or later acquire. Moreover, the registrant may purchase and maintain insurance, at its expense, to protect itself and any director or officer of the registrant against any liability asserted against him or her in any such capacity, or arising out of such person’s status as such, whether or not the registrant would have the power to indemnify him against such liabilities under the laws of Delaware.

      In addition to indemnification provided to the registrant’s officers and directors in the Certificate of Incorporation and under the laws of Delaware, the registrant has entered into indemnification agreements with certain officers and directors of the registrant to provide them with further assurances and protection from liability that they may incur in their respective positions and duties in connection with any public offering to any fiduciary obligation owed with respect to the registrant and its stockholders. The registrant has agreed to indemnify and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at the registrant’s request in such person’s capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of the registrant. Under the indemnification agreements, each person is indemnified against any and all liabilities (described below) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnitee in good faith believes may lead to the institution of any such action whether civil, criminal, administrative or other. As a condition to receiving indemnification, indemnities are required to give notice in writing to the registrant of any claim for which indemnification may be sought under such agreement.

      The agreement provides that an indemnitee may receive indemnification against any and all (1) expenses (including attorney’s fees and other costs, expenses and obligations incurred), judgments, fines and penalties; (2) amounts paid in settlement (if such settlement is approved by the registrant); (3) any federal, state, local or foreign taxes imposed on an indemnitee as a result of the receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with such expenses. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to the registrant.

      Prior to receiving indemnification or being advanced expenses, a committee, consisting of either members of the board of directors or any person appointed by the board of directors, must not have determined the indemnified person would not be permitted to indemnification under Delaware law and, in the case of advanced expenses, that the registrant will be entitled to be reimbursed by the indemnitee. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approved by the registrant to render a written opinion as to whether and to what extent the indemnitee would be permitted to indemnification under applicable law. Under the indemnification agreement, an indemnified person may appeal a determination by the committee’s determination not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make an indemnification determination or the termination of any claim by judgment, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or (2) that the court has determined that indemnification is not available.

      Under the indemnification agreement, an indemnitee is entitled to contribution from the registrant for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification provided for under the agreement is not available. The amount contributed by the registrant will be in proportion, as appropriate, to reflect the relative benefits received by the registrant and the indemnitee or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties in the action or inaction which resulted in such liability. In connection with the registration of AirGate PCS, Inc.’s securities, the relative benefits received by the registrant and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by the registrant and the indemnified person. The relative fault of the registrant and the indemnified person is determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the registrant or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

      Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of the registrant securities, an indemnified person will not be required to contribute any amount in excess of the lesser of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. No person found guilty of fraudulent misrepresentation, as defined in the indemnification agreement, shall be entitled to contribution from any person who was not found guilty of such fraudulent representation.

      In the event that the registrant is obligated to pay the expenses of a claim and upon written notice to the indemnified person, the registrant is entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnitee’s approval, the registrant will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party, without consent of the indemnified person.

Indemnification of Officers and Directors of AGW Leasing Company, Inc.

      AGW Leasing Company, Inc. (AGW) is a corporation organized under the laws of the State of Delaware. For a description of the provisions of the DGCL addressing the indemnification of directors and officers, see the discussion in “Indemnification of Officers and Directors of AirGate PCS, Inc.” above.

      In accordance with the General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the Certificate of Incorporation of AGW provides that each person who was or is made a party, or is threatened to be made a party, to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of AGW or is or was serving at the request of AGW as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by AGW to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under ERISA) reasonably incurred by such person in connection with such proceeding. The indemnification obligations of AGW continue after the indemnitee ceases to be a director, officer, employee or agent, as applicable, of AGW. However, for a proceeding initiated by the indemnitee, AGW is only required to indemnify such indemnitee if the proceeding was authorized by the Board of Directors of AGW.

      AGW is required to pay the expenses of an indemnitee prior to the final resolution of the proceeding for which the indemnitee seeks indemnification. Such requirement is, however, contingent upon any requirements of the DGCL whereunder an indemnitee must deliver an undertaking such that the indemnitee will repay any amounts so advanced if it is determined that the indemnitee was not, in fact, entitled to indemnification by AGW.

      At the discretion of the AGW Board of Directors, indemnification in accordance with the foregoing may also be provided to employees and agents of AGW.

      AGW’s Certificate of Incorporation also empowers an indemnitee to recover unpaid amounts of a claim for indemnification by bringing suit against AGW to recover any such unpaid amount. However, AGW may defend against any such suit by establishing that the indemnitee did not meet the standards of conduct under the DGCL which would make it permissible for AGW to indemnify such indemnitee.

      AGW may maintain insurance to protect itself against losses incurred in fulfilling its indemnification obligations as described above.

Indemnification of Officers and Directors of AirGate Service Company, Inc.

      AirGate Service Company, Inc. (ASC) is a corporation organized under the laws of the State of Delaware. For a description of the provisions of the DGCL addressing the indemnification of directors and officers, see the discussion in “Indemnification of Officers and Directors of AirGate PCS, Inc.” above.

      In accordance with the General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the Certificate of Incorporation of ASC provides indemnification in an identical manner as does AGW, as detailed above in “Indemnification of Officers and Directors of AGW Leasing Company, Inc.”

Indemnification of the Member and Officers of AirGate Network Services, LLC

      AirGate Network Services, LLC (ANS) is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in such company’s limited liability company agreement.

      The Limited Liability Company Operating Agreement of ANS provides that the company, its receiver or its trustee shall indemnify, save harmless and pay all judgments and claims against the officers and the member of ANS relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such officer or member in connection with the business of ANS, including attorney’s fees incurred by such officers and member in connection with the defense of any action based on any such act or omission. Such attorney’s fees may be paid as incurred and may include all liabilities under federal and state securities laws, as permitted by law. However, ANS is not required to indemnify its officers and member for any loss, expense or damage which such officer or member, as applicable, suffered as a result of such officer’s or member’s willful or wanton misconduct or fraud.

      Under its operating agreement, ANS is also to indemnify, save harmless, and pay all expenses, costs or liabilities of its officers or member who, for the benefit of ANS, makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by ANS and who suffers any financial loss as a result of such action.

      ANS may purchase and maintain insurance on behalf of an indemnitee (and such other persons as the Member shall designate) to cover any expenses incurred or liability asserted against such indemnitee, whether or not ANS would have been required to indemnify the indemnitee under its operating agreement.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

3.1	Corrected Restated Certificate of Incorporation of AirGate PCS, Inc. (“AirGate”), dated February 13, 2004 (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 17, 2004 for the quarter ended December 31, 2003 (SEC File No. 000-27455))
3.2	Amended and Restated Bylaws of AirGate, dated December 17, 2002 (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455))
3.3	Amended and Restated Certificate of Incorporation of AGW Leasing Company, Inc., dated as of May 1, 2002 (incorporated by reference to Exhibit 3.3 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.4	Amended and Restated By-laws of AGW Leasing Company, Inc., dated as of May 1, 2002 (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.5	Certificate of Formation of AirGate Network Services, LLC, dated September 29, 2000 (incorporated by reference to Exhibit 3.5 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.6	Limited Liability Company Operating Agreement of AirGate Network Services, LLC, dated as of September 29, 2000 (incorporated by reference to Exhibit 3.6 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.7	Certificate of Incorporation of AirGate Service Company, dated April 16, 2002 (incorporated by reference to Exhibit 3.7 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.8	By-laws of AirGate Service Company (incorporated by reference to Exhibit 3.8 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
4.1	Specimen of common stock certificate of AirGate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/ A filed by the registrant with the SEC on June 15, 1999 (File Nos. 333-79189-02 and 333-79189-01))
4.2	Form of Warrant Agreement for warrants issued in units offering (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1/ A filed by AirGate with the SEC on September 23, 1999 (File Nos. 333-79189-02 and 333-79189-01))
4.3	Form of Warrant issued in units offering (included in Exhibit 4.2)
4.4	Form of unit (included in Exhibit 4.2)
4.5	Form of Lucent Warrants (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/ A filed by the registrant with the SEC on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
4.6	Indenture, dated as of February 20, 2004, by and among AirGate, its subsidiaries party thereto and the Bank of New York (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed by AirGate on February 26, 2004 (SEC File No. 000-27455))
4.7	Form of Senior Subordinated Secured Notes due 2009 (included in Exhibit 4.6)
4.8	Form of Security Agreement (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-4/ A filed by AirGate with the SEC on January 14, 2004 (File No. 333-109165))
4.9	Form of Pledge Agreement (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-4/ A filed by AirGate with the SEC on January 14, 2004 (File No. 333-109165)

Exhibit
Number		Description

4.10		Form of Intercreditor Agreement (incorporated by reference to Exhibit 4.10 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
4.11		Indenture, dated as of October 25, 2004, by and among AirGate, its subsidiaries party thereto and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by AirGate on October 29, 2004)
4.12		Form of First Priority Senior Secured Floating Rate Notes due 2011 (included in Exhibit 4.6)
4.13		Registration Rights Agreement, dated October 25, 2004, by and among AirGate PCS, Inc., its subsidiaries party thereto, Banc of America Securities LLC and Credit Suisse First Boston LLC (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed by AirGate on October 29, 2004)
4.14		Form of Pledge Agreement (incorporated by reference to Exhibit 4.4 to the current report on Form 8-K filed by AirGate on October 29, 2004)
4.15		Form of Security Agreement (incorporated by reference to Exhibit 4.5 to the current report on Form 8-K filed by AirGate on October 29, 2004)
5	.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP
10.1		Support Agreement, dated as of September 24, 2003, by and among AirGate and each of the noteholders signatory thereto (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed by AirGate with the SEC on September 26, 2003 (SEC File No. 333-109165))
10.2		Sprint PCS Management Agreement and Addenda I-III thereto between SprintCom, Inc. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.3		Assignment of Sprint PCS Management Agreement, Sprint Spectrum Services Agreement and Trademark and Service Mark Agreement from AirGate Wireless, L.L.C. to AirGate Wireless, Inc. dated November 20, 1998 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on August 9, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.4		Addendum IV to Sprint PCS Management Agreement dated August 26, 1999 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1.2 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.5		Addendum V to Sprint PCS Management Agreement dated May 12, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P. and AirGate (incorporated by reference to Exhibit 10.1.3 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.6		Addendum VI to Sprint PCS Management Agreement dated December 8, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1.4 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455))
10.7		Addendum VII to Sprint PCS Management Agreement dated as of September 10, 2004 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by AirGate with the Commission on September 14, 2004 (SEC File No. 000-27455))

Exhibit
Number	Description

10.8	Schedule of Definitions to Sprint PCS Management Agreement by and among SprintCom, Inc. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.33 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455))
10.9	Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.10	Sprint Spectrum Trademark and Service Mark License Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.11	Sprint Trademark and Service Mark License Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.12	Sales Agency Agreement made as of May 1, 2001 between Sprint Communications Company L.P. and AirGate (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455))
10.13	Master Site Agreement dated August 6, 1998 between AirGate and BellSouth Carolinas PCS, L.P. and BellSouth Personal Communications, Inc. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.14	Notice to AirGate of an assignment of sublease dated September 20, 1999 between BellSouth Cellular Corp. and Crown Castle South Inc., given pursuant to Section 16(b) of the Master Site Agreement (incorporated by reference to Exhibit 10.5.1 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.15	Master Tower Space Reservation and License Agreement dated February 19, 1999 between AGW Leasing Company, Inc. and American Tower, L.P. (incorporated by reference to Exhibit 10.5.2 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.16	Master Antenna Site Lease No. J50 dated July 20, 1999 between Pinnacle Towers Inc. and AGW Leasing Company (incorporated by reference to Exhibit 10.5.3 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.17	Commercial Real Estate Lease dated August 7, 1998 between AirGate and Perry Company of Columbia, Inc. to lease a warehouse facility (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on July 12, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.18	Lease Agreement dated August 25, 1999 between Robert W. Bruce, Camperdown Company, Inc. and AGW Leasing Company, Inc. to lease office/warehouse space in Greenville, South Carolina (incorporated by reference to Exhibit 10.7.1 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.19	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

Exhibit
Number	Description

10.20	Employment Agreement dated April 9, 1999 by and between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1/ A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.21	First Amendment to Employment Agreement dated December 20, 1999 between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.16 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2000 for the quarter ended March 31, 2000 (SEC File No. 000-27455))
10.22	AirGate PCS, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed by AirGate with the Commission on April 10, 2000 (SEC File No. 333-34416))
10.23	Form of AirGate PCS, Inc. Option Agreement (incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K filed by AirGate with the Commission on November 30, 2001 for the year ended September 30, 2001 (SEC File No. 000-27455))
10.24	AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10.11.2 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455))
10.25	Form of AirGate PCS, Inc. Option Agreement for AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
10.26	AirGate PCS, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11.3 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455))
10.27	2002 AirGate PCS, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed by AirGate with the Commission on March 29, 2002 (SEC File No. 333-85250)
10.28	Form of Award Agreement for 2002 AirGate PCS, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.28 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
10.29	AirGate PCS, Inc. Amended and Restated Non-Employee Director Compensation Plan dated January 22, 2003 (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2003 for the quarter ended March 31, 2003 (SEC File No. 000-27455))
10.30	Form of Option Agreement for AirGate PCS, Inc. Amended and Restated Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.30 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
10.31	Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate and iPCS, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by AirGate with the Commission on August 31, 2001 (SEC File No. 000-27455))
10.32	Services Agreement dated as of January 1, 2002 by and among AirGate, AirGate Service Company, Inc., iPCS, Inc. and iPCS Wireless, Inc. (incorporated by reference to Exhibit 10.34 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455))
10.33	First Amendment to Services Agreement dated February 21, 2003 by and among AirGate Service Company, Inc., AirGate, iPCS Wireless, Inc. and iPCS, Inc (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2003 for the quarter ended March 31, 2003 (SEC File No. 000-27455))

Exhibit
Number		Description

10.34		Technology License Agreement dated as of January 1, 2002 by and among AirGate, AGW Leasing Company, Inc., AirGate Service Company, Inc., AirGate Network Services, Inc., iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc. (incorporated by reference to Exhibit 10.35 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455))
10.35		Separation Agreement and General Release, dated March 23, 2004, by and between AirGate and William H. Seippel (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 17, 2004 for the quarter ended March 31, 2004 (SEC File No. 000-27455))
10.36		Settlement Agreement and Mutual Release, dated as of September 10, 2004, by and among Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company L.P., and WirelessCo, L.P., AirGate , AGW Leasing Company, Inc., AirGate Network Services, LLC, and AirGate Service Company, Inc. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed by AirGate with the Commission on September 14, 2004 (SEC File No. 000-27455))
12	.1*	Computation of Ratio of Earnings to Fixed Charges
21.1		Subsidiaries of AirGate PCS, Inc (incorporated by reference to Exhibit 21 to the annual report on Form 10-K/ A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455))
23	.1*	Consent of KPMG LLP
23	.2*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney (included in Part II of the registration statement)
25	.1*	Statement of Eligibility of The Bank of New York Trust Company, N.A., as Trustee, on Form T-1
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Letter to Clients
99	.3*	Form of Letter to Registered Holders
99	.4*	Form of Notice of Guaranteed Delivery

*	Filed herewith

Item 22.	Undertakings.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 21st day of January, 2005.

AIRGATE PCS, INC.

By: /s/ Thomas M. Dougherty

Name: Thomas M. Dougherty

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Dougherty as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas M. Dougherty Thomas M. Dougherty	President, Chief Executive Officer and Director (Principal Executive Officer)	January 21, 2005

/s/ William J. Loughman William J. Loughman	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	January 21, 2005

/s/ Robert A. Ferchat Robert A. Ferchat	Director	January 21, 2005

/s/ Max D. Hopper Max D. Hopper	Director	January 21, 2005

/s/ Timothy M. O’Brien Timothy M. O’Brien	Director	January 21, 2005

/s/ John W. Risner John W. Risner	Director	January 21, 2005

Name	Title	Date

Stephen R. Stetz	Director

/s/ Gail A. Schoettler Gail A. Schoettler	Director	January 21, 2005

      Pursuant to the requirements of the Securities Act of 1933, each of the following Registrants has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 21st day of January, 2005.

AIRGATE SERVICE COMPANY, INC.
AGW LEASING COMPANY, INC.

By:	/s/ Thomas M. Dougherty

Thomas M. Dougherty
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Dougherty as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Dougherty Thomas M. Dougherty	President and Sole Director (Principal Executive Officer)	January 21, 2005

/s/ William J. Loughman William J. Loughman	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	January 21, 2005

      Pursuant to the requirements of the Securities Act of 1933, each of the following Registrants has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 21st day of January, 2005.

AIRGATE NETWORK SERVICES, LLC

By:	/s/ Thomas M. Dougherty

Thomas M. Dougherty
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Dougherty as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Dougherty Thomas M. Dougherty	President, Chief Executive Officer and Sole Director of the Sole Member of AirGate Network Services, LLC (Principal Executive Officer)	January 21, 2005

/s/ William J. Loughman William J. Loughman	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	January 21, 2005

Exhibit
Number	Description

3.1	Corrected Restated Certificate of Incorporation of AirGate PCS, Inc. (“AirGate”), dated February 13, 2004 (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 17, 2004 for the quarter ended December 31, 2003 (SEC File No. 000-27455))
3.2	Amended and Restated Bylaws of AirGate, dated December 17, 2002 (incorporated by reference to Exhibit 3.2 to the annual report on Form 10-K/A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455))
3.3	Amended and Restated Certificate of Incorporation of AGW Leasing Company, Inc., dated as of May 1, 2002 (incorporated by reference to Exhibit 3.3 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.4	Amended and Restated By-laws of AGW Leasing Company, Inc., dated as of May 1, 2002 (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.5	Certificate of Formation of AirGate Network Services, LLC, dated September 29, 2000 (incorporated by reference to Exhibit 3.5 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.6	Limited Liability Company Operating Agreement of AirGate Network Services, LLC, dated as of September 29, 2000 (incorporated by reference to Exhibit 3.6 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.7	Certificate of Incorporation of AirGate Service Company, dated April 16, 2002 (incorporated by reference to Exhibit 3.7 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
3.8	By-laws of AirGate Service Company (incorporated by reference to Exhibit 3.8 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
4.1	Specimen of common stock certificate of AirGate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on June 15, 1999 (File Nos. 333-79189-02 and 333-79189-01))
4.2	Form of Warrant Agreement for warrants issued in units offering (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1/A filed by AirGate with the SEC on September 23, 1999 (File Nos. 333-79189-02 and 333-79189-01))
4.3	Form of Warrant issued in units offering (included in Exhibit 4.2)
4.4	Form of unit (included in Exhibit 4.2)
4.5	Form of Lucent Warrants (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/A filed by the registrant with the SEC on September 17, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
4.6	Indenture, dated as of February 20, 2004, by and among AirGate, its subsidiaries party thereto and the Bank of New York (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed by AirGate on February 26, 2004 (SEC File No. 000-27455))
4.7	Form of Senior Subordinated Secured Notes due 2009 (included in Exhibit 4.6)
4.8	Form of Security Agreement (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-4/ A filed by AirGate with the SEC on January 14, 2004 (File No. 333-109165))
4.9	Form of Pledge Agreement (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-4/ A filed by AirGate with the SEC on January 14, 2004 (File No. 333-109165)
4.10	Form of Intercreditor Agreement (incorporated by reference to Exhibit 4.10 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)

Exhibit
Number		Description

4.11		Indenture, dated as of October 25, 2004, by and among AirGate, its subsidiaries party thereto and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by AirGate on October 29, 2004)
4.12		Form of First Priority Senior Secured Floating Rate Notes due 2011 (included in Exhibit 4.6)
4.13		Registration Rights Agreement, dated October 25, 2004, by and among AirGate PCS, Inc., its subsidiaries party thereto, Banc of America Securities LLC and Credit Suisse First Boston LLC (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed by AirGate on October 29, 2004)
4.14		Form of Pledge Agreement (incorporated by reference to Exhibit 4.4 to the current report on Form 8-K filed by AirGate on October 29, 2004)
4.15		Form of Security Agreement (incorporated by reference to Exhibit 4.5 to the current report on Form 8-K filed by AirGate on October 29, 2004)
5	.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP
10.1		Support Agreement, dated as of September 24, 2003, by and among AirGate and each of the noteholders signatory thereto (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed by AirGate with the SEC on September 26, 2003 (SEC File No. 333-109165))
10.2		Sprint PCS Management Agreement and Addenda I-III thereto between SprintCom, Inc. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.3		Assignment of Sprint PCS Management Agreement, Sprint Spectrum Services Agreement and Trademark and Service Mark Agreement from AirGate Wireless, L.L.C. to AirGate Wireless, Inc. dated November 20, 1998 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on August 9, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.4		Addendum IV to Sprint PCS Management Agreement dated August 26, 1999 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1.2 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.5		Addendum V to Sprint PCS Management Agreement dated May 12, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P. and AirGate (incorporated by reference to Exhibit 10.1.3 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.6		Addendum VI to Sprint PCS Management Agreement dated December 8, 2000 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1.4 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455))
10.7		Addendum VII to Sprint PCS Management Agreement dated as of September 10, 2004 by and among SprintCom, Inc., Sprint Communications Company, L.P., Sprint Spectrum L.P. and AirGate (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by AirGate with the Commission on September 14, 2004 (SEC File No. 000-27455))
10.8		Schedule of Definitions to Sprint PCS Management Agreement by and among SprintCom, Inc. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.33 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455))

Exhibit
Number	Description

10.9	Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate Wireless, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.10	Sprint Spectrum Trademark and Service Mark License Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.11	Sprint Trademark and Service Mark License Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.12	Sales Agency Agreement made as of May 1, 2001 between Sprint Communications Company L.P. and AirGate (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K/A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455))
10.13	Master Site Agreement dated August 6, 1998 between AirGate and BellSouth Carolinas PCS, L.P. and BellSouth Personal Communications, Inc. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.14	Notice to AirGate of an assignment of sublease dated September 20, 1999 between BellSouth Cellular Corp. and Crown Castle South Inc., given pursuant to Section 16(b) of the Master Site Agreement (incorporated by reference to Exhibit 10.5.1 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.15	Master Tower Space Reservation and License Agreement dated February 19, 1999 between AGW Leasing Company, Inc. and American Tower, L.P. (incorporated by reference to Exhibit 10.5.2 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.16	Master Antenna Site Lease No. J50 dated July 20, 1999 between Pinnacle Towers Inc. and AGW Leasing Company (incorporated by reference to Exhibit 10.5.3 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.17	Commercial Real Estate Lease dated August 7, 1998 between AirGate and Perry Company of Columbia, Inc. to lease a warehouse facility (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on July 12, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.18	Lease Agreement dated August 25, 1999 between Robert W. Bruce, Camperdown Company, Inc. and AGW Leasing Company, Inc. to lease office/warehouse space in Greenville, South Carolina (incorporated by reference to Exhibit 10.7.1 to the annual report on Form 10-K filed by AirGate with the Commission on December 18, 2000 for the year ended September 30, 2000 (SEC File No. 000-27455))
10.19	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))
10.20	Employment Agreement dated April 9, 1999 by and between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1/A filed by AirGate with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-7918-01))

Exhibit
Number	Description

10.21	First Amendment to Employment Agreement dated December 20, 1999 between AirGate and Thomas M. Dougherty (incorporated by reference to Exhibit 10.16 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2000 for the quarter ended March 31, 2000 (SEC File No. 000-27455))
10.22	AirGate PCS, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed by AirGate with the Commission on April 10, 2000 (SEC File No. 333-34416))
10.23	Form of AirGate PCS, Inc. Option Agreement (incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K filed by AirGate with the Commission on November 30, 2001 for the year ended September 30, 2001 (SEC File No. 000-27455))
10.24	AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10.11.2 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455))
10.25	Form of AirGate PCS, Inc. Option Agreement for AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
10.26	AirGate PCS, Inc. 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.11.3 to the quarterly report on Form 10-Q filed by AirGate with the Commission on February 14, 2001 for the quarter ended December 31, 2000 (SEC File No. 000-27455))
10.27	2002 AirGate PCS, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed by AirGate with the Commission on March 29, 2002 (SEC File No. 333-85250)
10.28	Form of Award Agreement for 2002 AirGate PCS, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.28 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
10.29	AirGate PCS, Inc. Amended and Restated Non-Employee Director Compensation Plan dated January 22, 2003 (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2003 for the quarter ended March 31, 2003 (SEC File No. 000-27455))
10.30	Form of Option Agreement for AirGate PCS, Inc. Amended and Restated Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.30 to the annual report on Form 10-K filed by AirGate on December 14, 2004 for the year ended September 30, 2004)
10.31	Agreement and Plan of Merger, dated as of August 28, 2001, by and between AirGate and iPCS, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by AirGate with the Commission on August 31, 2001 (SEC File No. 000-27455))
10.32	Services Agreement dated as of January 1, 2002 by and among AirGate, AirGate Service Company, Inc., iPCS, Inc. and iPCS Wireless, Inc. (incorporated by reference to Exhibit 10.34 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455))
10.33	First Amendment to Services Agreement dated February 21, 2003 by and among AirGate Service Company, Inc., AirGate, iPCS Wireless, Inc. and iPCS, Inc (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2003 for the quarter ended March 31, 2003 (SEC File No. 000-27455))
10.34	Technology License Agreement dated as of January 1, 2002 by and among AirGate, AGW Leasing Company, Inc., AirGate Service Company, Inc., AirGate Network Services, Inc., iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc. (incorporated by reference to Exhibit 10.35 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 15, 2002 for the quarter ended March 31, 2002 (SEC File No. 000-27455))

Exhibit
Number		Description

10.35		Separation Agreement and General Release, dated March 23, 2004, by and between AirGate and William H. Seippel (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed by AirGate with the Commission on May 17, 2004 for the quarter ended March 31, 2004 (SEC File No. 000-27455))
10.36		Settlement Agreement and Mutual Release, dated as of September 10, 2004, by and among Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company L.P., and WirelessCo, L.P., AirGate , AGW Leasing Company, Inc., AirGate Network Services, LLC, and AirGate Service Company, Inc. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed by AirGate with the Commission on September 14, 2004 (SEC File No. 000-27455))
12	.1*	Computation of Ratio of Earnings to Fixed Charges
21.1		Subsidiaries of AirGate PCS, Inc (incorporated by reference to Exhibit 21 to the annual report on Form 10-K/A filed by AirGate with the Commission on January 17, 2003 for the year ended September 30, 2002 (SEC File No. 000-27455))
23	.1*	Consent of KPMG LLP
23	.2*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney (included in Part II of the registration statement)
25	.1*	Statement of Eligibility of The Bank of New York Trust Company, N.A., as Trustee, on Form T-1
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Letter to Clients
99	.3*	Form of Letter to Registered Holders
99	.4*	Form of Notice of Guaranteed Delivery

*	Filed herewith